EXHIBIT 10.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
AMERICAN MEDICAL SYSTEMS, INC.
XENON MERGER CORP.
SOLARANT MEDICAL, INC.
AND
THE OTHER PARTIES HERETO
DATED AS OF MAY 8, 2006

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 8, 2006, is entered into by and among American Medical Systems, Inc., a Delaware corporation (“Parent”), Xenon Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), Solarant Medical, Inc., a Delaware corporation (“Company”), and Warburg Pincus Equity Partners, L.P. as Stockholders’ Representative (“Stockholders’ Representative”).
     WHEREAS, the Board of Directors of each of the Company, Parent and Merger Subsidiary have (i) determined that the Merger (as defined below) is fair and in the best interests of their respective stockholders and (ii) approved the Merger of Merger Subsidiary with and into the Company, with the Company surviving, in accordance with the terms and conditions of this Agreement.
     WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent, Merger Subsidiary, and the Stockholders’ Representative hereby agree as follows:
ARTICLE 1
THE MERGER; CONVERSION OF SHARES
1.1	The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Subsidiary shall be merged with and into the Company, and, following the merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”), the separate corporate existence of Merger Subsidiary shall cease and the Surviving Corporation shall continue to be governed by the laws of the State of Delaware (the “Merger”).

1.2	Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below) the Company and Merger Subsidiary will file, or cause to be filed, with the Secretary of State of the State of Delaware a Certificate of Merger, in the form as required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL, and substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”). The Merger shall become effective at 3:00 p.m. Central Standard Time on the date the Certificate of Merger is filed or, if agreed to by the Parent and the Company, such later date or time set forth in the Certificate of Merger (the “Effective Time”).

1.3	Closing of the Merger.
(a)	The closing of the Merger (the “Closing”) will take place on the date hereof (the “Closing Date”), at 10:00 a.m., local time, at the offices of Oppenheimer, Wolff & Donnelly LLP, 45 South Seventh Street, Suite 3300, Minneapolis, Minnesota 55402, unless another time, date, place or manner (e.g., by facsimile exchange of signature pages with originals to follow by overnight delivery) is agreed to in writing by the parties hereto.

(b)	At the Closing:
(i)	Parent shall deliver the Net Initial Merger Consideration, if any, to the Paying Agent and the Escrow Funds to the Escrow Agent.

(ii)	The Company shall deliver to Parent copies of the Amended and Restated Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware; and Certificates of Good Standing (or their equivalent) from the Secretary of State of each other state in which the Company is required to be qualified to do business.

(iii)	Parent, the Company, the Stockholders’ Representative and Escrow Agent shall execute and deliver the Escrow Agreement, in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”).

(iv)	Parent, the Stockholders’ Representative and Payment Agent shall execute and deliver the Payment Agreement, in substantially the form attached hereto as Exhibit C (the “Payment Agreement”).

(v)	The Company shall deliver to Parent an opinion from Cooley Godward LLP, counsel to the Company, dated the Closing Date, in substantially the form attached hereto as Exhibit D.

(vi)	The Company shall deliver to Parent an opinion from Willkie Farr & Gallagher LLP, counsel to Warburg Pincus Equity Partners, L.P., dated the Closing Date, in substantially the form attached hereto as Exhibit E.

(vii)	Parent shall deliver to the Company an opinion from Oppenheimer Wolff & Donnelly LLP, counsel to Parent, dated the Closing Date, in substantially the form of Exhibit F.

(viii)	The Company shall deliver to Parent the resolutions of the Company’s Board of Directors and the Stockholders authorizing the execution, delivery and performance of this Agreement and the Company Documents, and the transactions contemplated hereby and thereby, certified by an officer of the Company and dated as of the Closing Date.

(ix)	The Company shall deliver copies of all approvals, consents, waivers of third parties, or any notices thereto, set forth on Schedule 1.3(b).

(x)	Parent and Merger Subsidiary shall deliver to the Company the resolutions of their respective Boards of Directors and the resolutions of Parent, as the sole stockholder of Merger Subsidiary, authorizing the execution, delivery and performance by them of this Agreement and the Parent Documents, and the transactions contemplated hereby and thereby, each certified by an officer of Parent and Merger Subsidiary, respectively, and dated as of the Closing Date.

(xi)	Each officer and director of the Company shall deliver to Parent Letters of Resignation and Release of Claims, in substantially the form attached hereto as Exhibit G, dated effective as of the Effective Time.

(xii)	Each of Ed Luttich, Oren Mosher, Abdul Tayeb and Bee Pongbandith shall have accepted Parent’s offers of employment and executed Parent’s standard agreement for at-will employees regarding confidentiality, assignment of inventions and non-competition.

(xiii)	Mike Gandy shall execute and deliver to Parent a consulting agreement with the Company, in substantially the form attached hereto as Exhibit H.

(xiv)	Each of Terry Spraker, Cheryl Shimek and Mike Gandy (collectively, the “Terminated Employees”), shall execute and deliver documentation reasonably satisfactory to Parent terminating their respective employment with the Company, effective as of the Closing Date.
1.4	Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

1.5	Certificate of Incorporation of the Surviving Corporation. The form of Certificate of Incorporation of Merger Subsidiary, as amended, attached hereto as Exhibit I, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter further amended in accordance with Applicable Law, except that the name of the Surviving Corporation shall be Solarant Medical, Inc.

1.6	Bylaws of the Surviving Corporation. The Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with Applicable Law, except that the name of the Surviving Corporation shall be Solarant Medical, Inc.

1.7	Directors and Officers of the Surviving Corporation. The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers respectively, of the Surviving Corporation until their respective successors shall be duly elected and qualified.

1.8	Initial Merger Consideration. Subject to Section 1.11 (Dissenting Shares) and Section 5.6 (Right of Set-Off), Parent shall pay as consideration for the Merger the amounts set forth in this Section 1.8 and Section 1.9.
(a)	At Closing, Parent shall pay One Million Dollars ($1,000,000) (the “Initial Payment”) minus (i) the amount of all Liabilities of the Company (exclusive, however, of the Lease Liabilities and any liabilities set forth on Schedule 1.8(a)) outstanding as of the Closing (including, without limitation, any and all Transaction Expenses) (the “Company Liabilities”), and (ii) the amount of consideration that would have been payable to Dissenting Stockholders who would be entitled to receive a portion of the Initial Payment if they have perfected their rights as Dissenting Stockholders as of the Closing Date (the Initial Payment as so adjusted, the “Initial Merger Consideration”), which shall be paid by Parent to the Persons and in the amounts as follows: (x) One Hundred Thousand Dollars ($100,000) (the “Escrow Funds”) to the Escrow Agent to be held in escrow to secure any indemnification obligation of the Stockholders under Section 5.2; and (y) the balance of the Initial Merger Consideration to the Payment Agent for distribution in accordance with Schedule 1.8(b) and the terms of the Payment Agreement (any portion of the Initial Merger Consideration in excess of the Escrow Funds payable to the Stockholders is sometimes referred to herein as the “Net Initial Merger Consideration”). Prior to the Closing, the Company shall prepare and deliver to Parent a balance sheet of the Company dated as of the Closing Date which discloses all the Company Liabilities (the “Closing Date Balance Sheet”), a copy of which is attached hereto as Schedule 1.8(c). The Closing Date Balance Sheet shall be prepared in accordance with GAAP (subject to the absence of footnote disclosures and changes resulting from normal year-end adjustments, but including supporting account detail for all balance sheet accounts) and consistent with and using the same methods, procedures, assumptions and adjustments employed on the Latest Balance Sheet.

(b)	The Escrow Funds shall not be distributed until six (6) months after the Effective Time and shall only be distributed in accordance with the terms and conditions of the Escrow Agreement. In the event that Parent shall have timely given a notice of a claim for indemnification pursuant to Article 5, prior to the expiration of such six-month period, the Stockholders’ Representative and the Parent shall endeavor in good faith to determine a reasonable estimate of the maximum amount of such claim and shall instruct the Escrow Agent to deliver any excess amount of Escrow Funds to the Payment Agent for distribution in accordance with the Escrow Agreement.
1.9	Contingent Merger Consideration. As additional consideration for the Merger and subject to the conditions set forth in this Section 1.9, Section 1.11 (Dissenting Shares) and Section 5.6 (Right of Set-Off), Parent shall make the following additional payments (collectively, the “Contingent Merger Consideration” and, together with the Initial Merger Consideration, the “Merger Consideration”) to the Payment Agent for distribution in accordance with Schedule 1.8(b):

(a)	Milestone Payments.
(i)	If Parent achieves the Hospital CPT Code Milestone, Parent shall pay, in accordance with Schedule 1.8(b), an additional Two Million Dollars ($2,000,000) within 45 days after the achievement of the Hospital CPT Code Milestone (the “Hospital CPT Code Milestone Payment”).

(ii)	If Parent achieves the Office CPT Code Milestone, Parent shall pay, in accordance with Schedule 1.8(b), an additional Four Million Dollars ($4,000,000) within 45 days after the achievement of the Office CPT Code Milestone (the “Office CPT Code Milestone Payment”).

(iii)	Parent shall pay, in accordance with Schedule 1.8(b), an amount equal to the difference between Six Million Dollars ($6,000,000), minus the amount of any Hospital CPT Code Milestone Payment or Office CPT Code Milestone Payment already paid if: (A) the Product has been approved for marketing or sale in the United States by the FDA; and (B) an Office CPT code that covers the Product has been issued; and (C) Parent has elected to commercialize the Product (the “Commercialization Milestone Payment” and together with the Hospital CPT Code Milestone Payment and the Office CPT Code Milestone Payment, the “Milestone Payments”).

(iv)	In no event shall the aggregate amount payable by Parent in accordance with Section 1.9(a)(i), Section 1.9(a)(ii) and Section 1.9(a)(iii) exceed six million dollars ($6,000,000).
(b)	Revenue Payments.
(i)	Upon the earlier to occur of: (A) the achievement of either: (1) the Commercialization Milestone Payment; or (2) the Hospital CPT Code Milestone Payment and the Office CPT Code Milestone Payment, or (B) the date of written notice from the Stockholders’ Representative that it would like the revenue payments to commence (the “Revenue Payment Commencement Date”), Parent shall make the following additional payments:
(1) An amount equal to the excess, if any, of Net Sales during the first calendar year following the calendar year in which the Revenue Payment Commencement Date occurs (“Year One”) over Net Sales during the calendar year in which the Revenue Payment Commencement Date occurs (“Year Zero”) (the “First Revenue Payment”);
(2) An amount equal to one-half (1/2) times the excess, if any, of Net Sales during the calendar year following Year One (“Year

Two”) over Net Sales in Year One (the “Second Revenue Payment”); and
(3) An amount equal to one-half (1/2) times the excess, if any, of Net Sales during the calendar year following Year Two (“Year Three”) over Net Sales in Year Two (the “Third Revenue Payment” and, together with the First Revenue Payment and the Second Revenue Payment, the “Revenue Payments”).
(ii)	Parent shall deliver to the Stockholders’ Representative, no later than sixty (60) days following the last day of each of Year Zero, Year One, Year Two and Year Three a statement, with reasonable detail and accompanied by detailed schedules and work papers providing reasonable support for such determination, reflecting Parent’s calculation of Net Sales during such applicable twelve-month period (each a “Revenue Calculation”). The Stockholders’ Representative shall not distribute these statements to any Person. Each Revenue Calculation will be deemed to be accepted by the Stockholders’ Representative and shall be conclusive for purposes of determining the applicable Revenue Calculation, unless the Stockholders’ Representative shall have delivered to Parent within fifteen (15) days following delivery of a Revenue Calculation a written statement objecting to any of the information contained in the applicable Revenue Calculation, specifying in reasonable detail the amount in dispute and accompanied by detailed schedules and work papers providing reasonable support for such determination.

(iii)	The Stockholders’ Representative may cause an audit to be made of those books and records of Parent that are necessary to review and audit the statements delivered pursuant to Section 1.9(b)(ii) and created in connection with each applicable Revenue Calculation. Any such audit shall be conducted only by an independent certified accountant selected by the Stockholders’ Representative and reasonably acceptable to Parent, after prior written notice to Parent, and shall be conducted during regular business hours at Parent’s offices and in such a manner so as not to interfere with Parent’s normal business activities. Parent agrees to permit such accountant, during normal business hours, to have reasonable access to, and to examine and make copies of, those books and records of Parent that such accountant, in his or her sole discretion, deems necessary to review and audit the applicable Revenue Calculation. Neither the Stockholders’ Representative nor such accountant will have the right to review or audit any other books and records of Parent. In no event shall more than one audit be conducted, nor shall the records supporting any statements be audited more than once for the same purpose. In the event any such audit reveals any discrepancy less than five percent

(5%) of the Net Sales for the period audited, the Stockholders shall pay for the reasonable third party costs and expenses of such audit. In the event any such audit reveals any discrepancy greater than or equal to five percent (5%) of the Net Sales for the period audited, Parent shall pay for the reasonable third party costs and expenses of such audit.

(iv)	Subject to Section 5.6 (Right of Set-Off), within fifteen (15) days following final determination of the applicable Revenue Calculation pursuant to Section 1.9(b)(iii), Parent shall pay the applicable Revenue Payment, if any, owed hereunder to the Payment Agent for distribution in accordance with Schedule 1.8(b).

(v)	Not more than two (2) times per any twelve month period prior to the Revenue Commencement Date, Stockholders’ Representative may deliver written notice to Parent requesting documentation regarding the status of Parent’s then current efforts, if any, to commercialize the Product.
(c)	Development Period Contingency Payment. In the event that (i) Parent achieves the Office CPT Code Milestone, and (ii) the Parent and its Affiliates incur Product Development Expenses during the Development Period (as defined below) less than Fourteen Million Dollars ($14,000,000), then Parent shall pay an amount equal to fifty percent (50%) of the difference between Sixteen Million Dollars ($16,000,000) and the aggregate amount of Product Development Expenses paid by the Parent and its Affiliates during the Development Period (the “Development Period Contingency Payment”), in accordance with Schedule 1.8(b). For the avoidance of doubt, no Development Period Contingency Payment shall be made if (i) Parent does not achieve the Office CPT Code Milestone or (ii) Parent and its Affiliates spend more than Fourteen Million Dollars ($14,000,000) on Product Development Expenses during the Development Period. For purposes hereunder, “Development Period” shall mean the period from Closing Date through the end of the calendar year in which the Parent achieves the Office CPT Code Milestone.

(d)	Contingent Payments Not Certain. Each of Parent, the Company, the Principal Stockholders, and the Stockholders’ Representative hereby acknowledges that (i) the achievement of either or both of the Milestones and the amount of Net Sales, if any, that Parent and its Affiliates may generate is uncertain, (ii) Parent and its Affiliates may elect not to pursue either or both of the Milestones, may not achieve either or both of the Milestones and may not generate any Net Sales, and (iii) it is therefore not assured that Parent will be required to make any Milestone Payments or Revenue Payments for any particular year, or at all. Each of Parent, the Company, the Principal Stockholders, and the Stockholders’ Representative further acknowledges that Parent will not be required to make any Milestone Payments if Parent elects not to pursue the Milestones and the AMA subsequently issues a Hospital CPT Code or an Office CPT Code as a result of the efforts of third parties that could be used to seek reimbursement for procedures using the Products. Parent shall notify the Stockholders’ Representative in writing if Parent elects not to pursue the Milestones.

(e)	Sale of Product. If during the period from the Effective Time and ending on the earlier of (i) five (5) years following the Effective Time or (ii) the payment of the first Milestone Payment, Parent shall sell all or substantially all of the rights related to the Product (including the Intellectual Property related to the Product) to a Person other than an Affiliate of Parent, then Parent shall pay the Stockholders in accordance with Schedule 1.8(b) an amount equal to fifty percent (50%) of (x) the amount of all cash proceeds received by Parent from the sale of such rights minus (y) all fees and expenses incurred by or on behalf of Parent in connection with the negotiation and consummation of such sale that are payable to a third party (including, without limitation, all legal, accounting, financial advisory, investment banking, consulting and all other fees and expenses of third parties); provided, however, the foregoing shall not apply in case of a Change in Control of American Medical Systems Holdings, Inc., a Delaware corporation and the parent corporation of Parent (“AMS Holdings”), or the sale of a product line of Parent or an Affiliate of Parent that includes the rights to the Product, such that the acquiring entity assumes all of the Parent’s obligations under this Section 1.9 of the Agreement.
1.10	Cancellation and Conversion of Company Securities at the Effective Time. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any share of capital stock of the Company or Merger Subsidiary:
(a)	Subject to the terms and conditions hereof, each share of Company Common Stock, Series A-1 Stock, Series A-2 Stock, Series A-3 Stock, Series B Stock, Series C Stock, Series D Stock, Company Stock Options and Company Warrants (collectively, the “Junior Company Securities”), issued and outstanding immediately prior to the Effective Time (other than (i) Junior Company Securities held in the Company’s treasury, (ii) Junior Company Securities held by Parent, Merger Subsidiary or any other Subsidiary of Parent, and (iii) Dissenting Shares) shall receive $0.00 for each such share of Junior Company Securities and shall be cancelled without consideration therefore.

(b)	Subject to the terms and conditions hereof, each share of Series E-1 Preferred Stock, Series F-1 Preferred Stock and Series G-1 Preferred Stock (collectively, the “Senior Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) Senior Stock held in the Company’s treasury, (ii) Senior Stock held by Parent, Merger Subsidiary or any other Subsidiary of Parent, and (iii) Dissenting Shares) shall automatically be converted into the right to receive the amounts set forth on Schedule 1.8(b).

(c)	Each share of the common stock, par value $.01 per share, of Merger Subsidiary (“Merger Subsidiary Common Stock”), issued and outstanding at the Effective Time of the Merger shall be converted into one (1) share of common stock, par value $.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).

(d)	Each share of Junior Company Securities and Senior Stock held in the treasury of the Company and each share of Junior Company Securities and Senior Stock held by Parent, Merger Subsidiary or any Subsidiary of Parent, Merger Subsidiary or

the Company immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Merger Subsidiary, the Company or the holder thereof, be canceled, retired and cease to exist without payment of any consideration therefore and without any conversion thereof.
1.11	Dissenting Shares.
(a)	Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are held by any holder of shares of Company Capital Stock that has not voted in favor of the Merger (if entitled to vote) and has properly exercised and perfected appraisal rights in accordance with either Section 262 et. Seq. of DGCL or Section 1300 et. Seq. of the California Corporations Code (the “CCC”) (such holders are referred to as “Dissenting Stockholders” and such shares are referred to as “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, but will become entitled to the right to receive such consideration as may be determined to be due to the holders of such Dissenting Shares pursuant to the DGCL or CCC; provided, however, that any holder of Dissenting Shares who will have failed to perfect or who effectively will have withdrawn or lost such rights of appraisal under the DGCL or CCC will forfeit the right to appraisal of such shares of Company Capital Stock, and such shares of Company Capital Stock will no longer be Dissenting Shares and, as of the later of the Effective Time or the loss of such status, will be deemed to have been converted into the right to receive the Merger Consideration.

(b)	The Company will give Parent and Merger Subsidiary prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company and Parent will have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction. Notwithstanding anything to the contrary in this Section 1.11 if (i) the Merger is terminated, rescinded or abandoned or (ii) if the Stockholders revoke the authority to effect the Merger, then the right of any Stockholder to be paid the fair value of such Stockholder’s shares of Company Capital Stock will cease. The Surviving Corporation will comply with all obligations of the DGCL or CCC with respect to Dissenting Stockholders.
1.12	Escrow Procedure; Exchange of Certificates.
(a)	The Company, the Stockholders’ Representative, Parent and the Payment Agent shall enter into the Payment Agreement, and Parent, Stockholders’ Representative and the Escrow Agent shall enter into the Escrow Agreement, for the benefit of the holders of Senior Stock for the purpose of paying the Merger Consideration upon surrender of certificates which immediately prior to the Effective Time represented Senior Stock (in either case, the “Certificates”) and for the purpose of securing any indemnification obligation of the Stockholders under Section 5.2.

(b)	At the Closing, Parent shall deposit, or shall cause to be deposited, with the Payment Agent pursuant to the Payment Agreement, for the benefit of the Stockholders, cash in U.S. dollars in an amount equal to the Net Initial Merger Consideration.

(c)	To the extent that sums are released by the Payment Agent or the Escrow Agent to the Stockholders or the Parent in accordance with this Agreement, the Escrow Agreement or the Payment Agreement, any accumulated interest shall be distributed in accordance with the Payment Agreement or the Escrow Agreement, as the case may be.

(d)	As soon as reasonably practicable after the Effective Time, the Payment Agent shall mail to each holder of record of Certificates: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a cash payment of the proper Merger Consideration when and if it becomes payable under this Agreement, the Payment Agreement or the Escrow Agreement. Upon surrender of a Certificate for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therfor by check or wire transfer, as the case may be, an amount equal to the proper Merger Consideration when and if it becomes payable under this Agreement, the Payment Agreement or the Escrow Agreement, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any Merger Consideration upon the surrender of any Certificates. In the event of a transfer of ownership of Senior Stock which is not registered in the transfer records of the Company, payment of the proper Merger Consideration when and if it becomes payable under this Agreement may be paid to a transferee if the Certificate representing such Senior Stock, as applicable, is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares have been paid. Until surrendered and exchanged as contemplated by this Section 1.12, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender an amount equal to the proper Merger Consideration when and if it becomes payable under this Agreement, the Payment Agreement or the Escrow Agreement.

(e)	In the event that any Certificate shall have been lost, stolen or destroyed, the Payment Agent will, upon the making of an affidavit of that fact by the holder claiming such Certificate to have been lost, stolen or destroyed, pay the proper

Merger Consideration as would be required pursuant to this Agreement but for the failure to deliver such Certificate to the Payment Agent; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

(f)	The Merger Consideration paid upon the surrender of Certificates for exchange of Senior Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Senior Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1, except as otherwise provided by Applicable Law.

(g)	Notwithstanding Section 1.12(d), neither the Surviving Corporation nor Parent shall be liable to any holder of Senior Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)	To the extent permitted by Applicable Law, any amounts of Merger Consideration, including any Escrow Funds and any set-off amounts pursuant to Section 5.6, remaining unclaimed by any holder of Senior Stock at the time the Escrow Agreement and Payment Agreement are terminated in accordance with their respective terms (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall be delivered to Parent and shall become the property of the Parent, subject to the rights of any such Stockholder to claim such amounts from Parent.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     As a material inducement to Parent and Merger Subsidiary to enter into this Agreement, with the understanding that Parent and Merger Subsidiary will be relying thereon in consummating the transactions contemplated hereunder, the Company hereby represents and warrants to Parent and Merger Subsidiary that, except as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Subsidiary on the date hereof (the “Disclosure Schedule”), the statements contained in this Article 2 are true and correct. The Disclosure Schedule is arranged in sections corresponding to the sections and subsections of this Article 2, and disclosure in one section of the Disclosure Schedule shall constitute disclosure for all sections of the Disclosure Schedule as though fully set forth in such other sections (whether or not specific cross-references are made) only to the extent to which the applicability of such disclosure is reasonably apparent.
2.1	Corporate Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority, and all governmental licenses, governmental authorizations, governmental consents and governmental approvals, required to carry on its business as now conducted and to own, lease and operate the assets and properties of the Company as now owned, leased and operated. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of its properties and assets owned, leased or operated by the Company or the nature of the business conducted by the Company requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent complete and accurate copies of its Certificate of Incorporation and Bylaws, as currently in effect. The Disclosure Schedule contains a list of all jurisdictions in which the Company is qualified or licensed to do business.

2.2	Subsidiaries. The Company does not have and has never had any Subsidiaries. The Company does not, directly or indirectly, own or control, or have any capital, equity, partnership, participation or other ownership interest in, any corporation, partnership, joint venture or other business association or entity.

2.3	Authorization. The Company has the full corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”), and subject to obtaining the necessary approval of its stockholders with respect to the Merger, to carry out the transactions contemplated herein. The Board of Directors and Stockholders of the Company have taken all action required by law, the Company’s Amended and Restated Certificate of Incorporation and Bylaws and otherwise to duly and validly authorize and approve the execution, delivery and performance by the Company of this Agreement and the Company Documents and the consummation by the Company of the transactions contemplated herein and therein and no other corporate proceedings on the part of the Company are, or will be, necessary to authorize this Agreement or the Company Documents or to consummate the transactions contemplated hereby or thereby. The affirmative vote of holders of at least: (i) a majority of the outstanding shares of Company Capital Stock, voting together as a class; (ii) a majority of the outstanding shares of Series D Stock, voting separately as a class, (iii) a majority of the outstanding shares of Series E-1 Stock, voting separately as a class, (iv) a majority of the outstanding shares of Series F-1 Stock, voting separately as a class, (v) a majority of the outstanding shares of Series G-1 Stock, voting separately as a class, and (vi) a majority of the outstanding shares of Company Common Stock, voting separately as a class, are the only votes of the holders of any class or series of the Company’s Capital Stock necessary to approve and adopt this Agreement and the Company Documents and to consummate the Merger. This Agreement and each of the Company Documents has been, duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.4	Capitalization of the Company. The Company has authorized 110,000,000 shares of capital stock, which consists of (a) 75,000,000 shares of Company Common Stock, 3,648,448 shares of which are issued and outstanding; and (b) 35,000,000 shares of Company Preferred Stock, which is designated as follows: (i) 3,000,000 shares of Series A-1 Stock, 2,537,500 shares of which are issued and outstanding, (ii) 2,500,000 shares of Series A-2 Stock, 2,196,666 shares of which are issued and outstanding, (iii) 1,500,000 shares of Series A-3 Stock, 1,042,778 shares of which are issued and outstanding, (iv) 5,500,000 shares of Series B Stock, 4,911,294 shares of which are issued and outstanding, (v) 2,500,000 shares of Series C Stock, 2,046,979 shares of which are issued and outstanding, (vi) 11,000,000 shares of Series D Stock, 10,416,666 shares of which are issued and outstanding, (vii) 115,000 shares of Series E-1 Stock, 121,587.7367 shares of which are issued and outstanding, (viii) 70,000 shares of Series F-1 Stock, 68,250.8509 shares of which are issued and outstanding, (ix) 40,000 shares of Series G-1 Stock, 33,598.8781 shares of which are issued and outstanding and (x) 8,775,000 shares of which are undesignated and not outstanding. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All issued and outstanding shares of Company Capital Stock are owned (of record) solely by the Stockholders in the exact amounts as set forth in the Disclosure Schedule. There are 1,498,731 shares of Company Common Stock reserved for future issuance pursuant to (y) Company Stock Option Plans, 2,772,646 shares subject to outstanding Company Stock Options and 0 shares subject to Company Restricted Stock and (z) 8,264,390 shares of Company Common Stock subject to outstanding Company Warrants and 377,952 shares of Series B Stock subject to outstanding Company Warrants. There are no other outstanding Company Securities. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company.

2.5	Non-Contravention. None of the execution, delivery and performance by the Company of this Agreement or the Company Documents or the consummation of the transactions contemplated herein or therein will (i) contravene or conflict with the Amended and Restated Certificate of Incorporation or Bylaws of the Company, (ii) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to the Company or any of the Company’s assets, (iii) result in the creation or imposition of any Lien on any of the Company’s assets, other than Permitted Liens, (iv) be in conflict with, constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under any terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license, contract (including, without limitation, the Coopers Agreement), franchise, permit, instrument or other agreement or obligation to which the Company is a party, or by which any of their respective properties or assets may be bound, or (v) conflict with, or result in any violation of, any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of any Governmental Authority applicable to the Company or by which any of the properties or assets of the Company are bound, other than, in the case of clauses (ii), (iii), (iv) or (v), where such conflicts or other occurrences could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.6	Consents and Approvals. No consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a “Consent” and sometimes collectively as “Consents”), any Person, including without limitation any Governmental Authority, is required in connection with the execution, delivery or performance of this Agreement or the Company Documents by the Company or the consummation by the Company of the transactions contemplated herein, other than the requirements of the DGCL for filing of appropriate documents to effect the Merger. The Company is the “acquired person” within the meaning of Rule 801.2(b) promulgated pursuant to the HSR Act and does not within the meaning of Rule 801.1 of the HSR Act directly or indirectly control (as defined in Rule 801.1(b)) any entities, trusts, partnerships or other business organizations. The Company had total assets as of the date of its last regularly prepared balance sheet (as determined in accordance with Rule 801.11 of the HSR Act) of less than Eleven Million Three Hundred Thousand Dollars ($11,300,000) and annual net sales for its most recent fiscal year (as determined in accordance with Rule 801.11 of the HSR Act) of less than Eleven Million Three Hundred Thousand Dollars ($11,300,000). There are no facts relating to the identity or circumstances of the Company that would prevent or materially delay obtaining any of the Consents.

2.7	Financial Statements; Undisclosed Liabilities.
(a)	The Company has delivered to Parent copies of (i) the unaudited consolidated balance sheet, as of March 31, 2006 of the Company (the “Latest Balance Sheet”) and the unaudited consolidated statements of income and cash flows of the Company for the three-month period ended March 31, 2006 (such statements of income and cash flows and the Latest Balance Sheet being herein referred to as the “Latest Financial Statements”), (ii) the audited consolidated balance sheet, as of December 31, 2003, of the Company and the audited consolidated statements of income and cash flows of the Company for each of the year ended December 31, 2003 (collectively, the “Audited Annual Financial Statements”), and (iii) the unaudited consolidated balance sheet as of December 31, 2004 and 2005 of the Company and the unaudited consolidated statements of income and cash flows of the Company for the years ended December 31, 2004 and 2005 (collectively, the “Unaudited Annual Financial Statements” and together with the Audited Annual Financial Statements, the “Annual Financial Statements”). The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of the Company and fairly present the financial condition of the Company as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with GAAP, consistently applied. The Latest Financial Statements have been prepared in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required for compliance with GAAP), consistently with the Annual Financial Statements, and reflect all adjustments necessary to a fair statement of the financial condition and results of operations for the interim periods presented. The Company’s internal controls and procedures are sufficient to ensure, and have in fact ensured, that the Latest Financial Statements, the Annual Financial Statements and the Closing Balance Sheet are accurate in all material respects.

(b)	All accounts, books and ledgers related to the business of the Company are properly kept, are complete in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein. The Company does not have any of its records, systems, controls, data, or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company.

(c)	Except as and to the extent reflected in the Closing Balance Sheet, the Company does not have any Liabilities of any nature (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, including, without limitation, any Liabilities arising out of or related to the Coopers Agreement.
2.8	Absence of Certain Changes. Except as otherwise authorized by this Agreement, since December 31, 2005, the Company has owned and operated its assets, properties and businesses in the Ordinary Course of Business and there has not been:

(a)	any change, effect, event, occurrence, state of facts or development that individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(b)	failure to pay or perform, or delay in payment or performance of, any material obligation by the Company (other than an obligation being contested or which the Company intends to contest in good faith by appropriate proceedings, in either event, for which the Company has established adequate reserves which are reflected in the Latest Financial Statements);

(c)	any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other equity or debt securities of, or other ownership interests in, the Company;

(d)	any split, combination or reclassification of any of its capital stock;

(e)	any amendment of any provision of the Amended and Restated Certificate of Incorporation, Bylaws or other governing documents of, or of any material term of any outstanding security issued by, the Company;

(f)	any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

(g)	any change in any method of accounting or accounting practice by the Company, except for any such change required by reason of a change in GAAP and concurred with by the Company’s independent public accountants;

(h)	issuance of any equity or debt securities of the Company other than pursuant to the Company Stock Option Plans, Company Stock Options or Company Warrants in the Ordinary Course of Business;

(i)	acquisition or disposition of assets material to the Company, taken as a whole, except for sales of inventory in the Ordinary Course of Business, any acquisition or disposition of capital stock of any third party, or any merger or consolidation with any third party, by the Company;

(j)	any creation or assumption by the Company of any Lien;

(k)	any individual capital expenditure (or series of related capital expenditures) either involving more than Ten Thousand Dollars ($10,000) or outside the Ordinary Course of Business;

(l)	any material damage, destruction or loss (whether or not covered by insurance) from fire or other casualty to its tangible property;

(m)	any material increase in the base salary of any officer or employee of the Company;

(n)	adoption, amendment, modification, or termination any bonus, profit-sharing, incentive, severance, retirement or other similar plan for the benefit of any of its directors, officers or employees;

(o)	making or revocation of any material Tax election or any settlement or compromise of any material Tax liability or application for any change in a material Tax accounting method;

(p)	entry by the Company into any joint venture, partnership or similar agreement with any Person; or

(q)	any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.
2.9	Assets and Properties. The Company does not own, and has never owned, any real property. The Company has good and valid right, title and interest in and to or, in the case of leased properties or properties held under license, good and valid leasehold or license interests in, all of its assets and properties, including, but not limited to, all of the machinery, equipment, terminals, computers, vehicles, and all other assets and properties (real, personal or mixed, tangible or intangible) reflected in the Latest Balance Sheet and all of the assets purchased or otherwise acquired since the date of the Latest Balance Sheet, except those assets and properties disposed of in the Ordinary Course of Business after the date of the Latest Balance Sheet. The Company holds title to each such property and asset free and clear of all Liens, except Permitted Liens.

2.10	Manufacturing and Marketing Matters. Prior to the effectiveness of the Coopers Agreement, all products previously manufactured and sold by the Company were designed, manufactured, labeled, packaged and sold in accordance with all Applicable Laws pertaining to medical devices including, but not limited to, in the case of products falling under the jurisdiction of the FDA, the U.S. Food, Drug and Cosmetic Act (the “FDC Act”) and the regulations promulgated thereunder, and the Good Manufacturing Practices/Quality System Regulations (“GMP/QSR Regulations”) promulgated under the FDC Act. All of the manufacturing facilities of the Company are in compliance with all GMP/QSR Regulations and ISO 9001, 9002, EN 29001, 46001 requirements. The Company has not granted rights to manufacture, produce, assemble, license, market, or sell the Product to any other Person and is not bound by any agreement that affects the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell the Product.

2.11	FDA and Regulatory Matters.
(a)	The Company has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by United States or foreign governments or government agencies, to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of its products in jurisdictions where it currently conducts such activities with respect to each product (collectively, the “Company Licenses”). The Company is in compliance in all material respects with the terms and conditions of each Company License. The Company is in compliance in all material respects with all Applicable Laws regarding registration, license, certification for each site at which a product is manufactured, labeled, sold, or distributed. To the extent any product has been exported from the United States, the Company has exported such product in compliance in all material respects with Applicable Laws. All manufacturing operations performed by or on behalf of the Company have been and are being conducted in all material respects in compliance with the Quality Systems regulations of the FDA. All non-clinical laboratory studies of products sponsored by the Company and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the FDA’s good laboratory practice for non-clinical studies regulations (21 CFR Part 58) in the United States and, to the extent applicable to the Company, counterpart regulations in the European Union and all other countries. The Company is in compliance in all material respects with all applicable reporting requirements for all Company Licenses or plant registrations including, but not limited to, applicable adverse event reporting requirements in the United States and outside of the United States under Applicable Law. The Disclosure Schedule sets forth a list of all Company Licenses.

(b)	The Company is in compliance in all material respects with all FDA and non-United States equivalent agencies and other Applicable Laws relating to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Company’s Products. The Disclosure Schedule sets forth a list of all applicable adverse event reports related to the Products, including any Medical Device Reports (as defined in 21 CFR 803). The Disclosure Schedule sets forth a list of all complaint review and analysis reports of the Company, including information regarding complaints by product and root cause analysis of closed complaints, which reports are correct in all material respects.

(c)	The Company has not received any written notice or other written communication from the FDA or any other Governmental Authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of the Products or (ii) otherwise alleging any violation of Applicable Law by the Company in connection with development or marketing of the Product.

(d)	There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken or, to the Company’s Knowledge, threatened by the FDA or any other Governmental Authority with respect to the Product, including any facilities where the Product is produced, processed, packaged or stored, and the Company has not, within the last three years, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of the Product or provided post-sale warnings regarding the Product.

(e)	The Company has conducted all of its clinical trials with reasonable care and in all material respects in accordance with all Applicable Laws and the stated protocols for such clinical trials.

(f)	All filings with and submissions to the FDA and any corollary entity in any other jurisdiction made by the Company with regard to the Company’s products, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.
2.12	Compliance with Applicable Laws. The Company has not violated or infringed, nor is it in violation or infringement of, any Applicable Law or any order, writ, injunction or decree of any Governmental Authority in connection with its activities. The Company, and each of its officers, directors, agents and employees, has complied with all Applicable Laws. No claims have been filed against the Company alleging a violation of any Applicable Law. The Company is not a “covered entity” or a “business associate” within the meaning of the HIPAA Privacy, Security and other Administrative Simplification Regulations.

2.13	Compliance Program. The Company has made available to Parent a copy of the Company’s current compliance program materials, including all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies. The Company (i) is not a party to a Corporate Integrity Agreement with the Office of the Inspector General of the Department of Health and Human Services, (ii) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (iii) to its Knowledge, has not been the subject of any investigation conducted by any Governmental Authority, (iv) has not been a defendant in any qui tam/False Claims Act litigation (other than by reason of an unsealed complaint of which the Company has no Knowledge), and (v) has not been served with or received any search warrant, subpoena, civil investigation demand, contact letter, or to the Company’s Knowledge, telephone or personal contact by or from any Governmental Authority. For purposes of this Agreement the term “compliance program” refers to programs of the type described in the compliance guidance published by the Office of the Inspector General of the Department of Health and Human Services.

2.14	Permits. The Disclosure Schedule sets forth all approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Authorities (and all other Persons) necessary for the Company to conduct its business and own and operate its properties (collectively, the “Permits”). Each Permit is valid and in full force and effect and none of the Permits has been terminated, revoked, modified or become terminable or impaired in any respect for any reason, except as would not have a Material Adverse Effect. The Company has conducted its business in compliance with all material terms and conditions of the Permits. The term Permits shall not include any Company License as defined in Section 2.11.

2.15	Litigation. There are no (a) actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, “Proceedings”), nor any investigations or reviews by any Governmental Authority against the Company, pending or, to the Company’s Knowledge, threatened, against or by the Company or any of its assets or which seek to enjoin or rescind the transactions contemplated by this Agreement or the Company Documents; and (b) existing orders, judgments or decrees of any Governmental Authority naming the Company as an affected party or otherwise affecting any of the assets or the business of the Company.

2.16	Contracts.
(a)	The Disclosure Schedule lists the following Contracts of the Company (collectively, the “Scheduled Contracts”):
(i)	Each Contract providing for the lease of real property by the Company or which is used by Company in connection with the operation of its business.

(ii)	Each Contract relating to all machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property (other than inventory and supplies) owned, leased or used by the Company, except for Contracts that have a value of less than $10,000 which do not, in the aggregate, have a total value of more than $25,000 or have a remaining term of longer than six (6) months or that are not cancelable by the Company in its discretion and without penalty upon notice of sixty (60) days or less.

(iii)	Each Contract to which the Company is a party that would reasonably be expected to involve payments by or to the Company in excess of $25,000, or would have a Material Adverse Effect.

(iv)	All Contracts relating to, or evidences of, or guarantees of, or providing security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset).

(v)	Each independent sales representative or distribution agreement, supply agreement or similar Contracts relating to or providing for the marketing or manufacturing of the Company’s products.

(vi)	Each consulting, development, joint development, research and development or similar Contracts relating to development of the Company’s products or Intellectual Property and each Contract under which the Company has granted or obtained a license to Intellectual Property, other than commercial software licenses.

(vii)	All acquisition, partnership, joint venture, teaming arrangements or other similar Contracts.

(viii)	Any Contract under which the Company has agreed not to compete or has granted to a third party an exclusive right that restricts or otherwise adversely affects the ability of the Company to conduct its business.

(ix)	All Benefit Plans.

(x)	All Contracts with any “disqualified individual” (as defined in Section 280GI of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any “excess parachute payment” (as defined in Section 280G(b)(l) of the Code) under Section 280G of the Code.

(xi)	Every Contract between the Company and any of the Company’s officers, directors or more than 5% stockholders, or any entity in which any of the Company’s officers, directors or more than 5% stockholders has a greater than 2% equity interest.

(xii)	All Contracts giving any party the right to renegotiate or require a reduction in price or refund of payments previously made in connection with the business of the Company.

(xiii)	Contracts with any labor union or association representing any employee of the Company.

(xiv)	Any voting trust agreements, investor rights agreement or stockholder agreements to which the Company is a party.

(xv)	All Contracts for clinical or marketing trials relating to the Company’s products and all Contracts with physicians, hospitals or other healthcare providers, or other scientific or medical advisors.

(xvi)	All Contracts not identified in clause (xv) which relate to the Company’s compliance with or obligation to comply with the requirements of the HIPAA Privacy Regulations, including without limitation all business associate agreements, subcontractor agreements, confidentiality agreements and similar contracts.
(b)	The Company has delivered to Parent true and correct copies (or summaries, in the case of any oral Contracts) of all such Scheduled Contracts. No notice of default or indemnification arising under any Scheduled Contract has been delivered to or by the Company. Each Scheduled Contract is a legal, valid and binding obligation of the Company, and each other party thereto, enforceable against each such party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, and neither the Company nor the other party thereto is in breach, violation or default thereunder.
2.17	Benefit Plans.
(a)	Neither the Company nor any other ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to, any Pension Plan, including, without limitation, any such plan that is excluded from coverage by Section 4 of ERISA or is a “Multiemployer Plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA. Each such Pension Plan that is a Multiemployer Plan has been operated in all material respects in accordance with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Law. Each such other Pension Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other Applicable Law. All Pension Plans which the Company operates as plans that are qualified under the provisions of Section 401(a) of the Code satisfy in form and operation all applicable qualification requirements and has not received in the preceding seven (7) years or committed to receive a transfer of assets and/or liabilities or spin-off from another plan, except transfers, which qualify as transfers from eligible rollover distributions within the meaning of Code Section 402(c)(4). Neither the Company nor any other ERISA Affiliate has sponsored, maintained or contributed to any Pension Plan which, during the preceding seven (7) years, has been terminated, including by way of merger with or into another Pension Plan.

(b)	No Pension Plan is now nor has ever been “top-heavy” pursuant to Section 416 of the Code.

(c)	The Disclosure Schedule sets forth the name of each ERISA Affiliate.

(d)	Neither the Company nor any other ERISA Affiliate has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, to any Pension Plan, the Pension Benefit Guaranty Corporation or any other Person, arising directly or indirectly under Title IV of ERISA other than liability pursuant to Section 4007 for premiums which are not yet due (without regard to any waiver). No “reportable event,” within the meaning of Section 4043 of ERISA, has occurred with respect to any Pension Plan subject to Title IV of ERISA. Neither the Company nor any other ERISA Affiliate has ceased operations at any facility or withdrawn from any Company Pension Plan in a manner which could subject the Company or any other ERISA Affiliate to liability under Section 4062(e), 4063 or 4064 of ERISA. Neither the Company nor any other ERISA Affiliate maintains, contributes to or has participated in or agreed to participate in any Pension Plan that is a Multiemployer Plan. Neither the Company nor any other ERISA Affiliate has been a party to a sale of assets to which Section 4204 of ERISA applied with respect to which it could incur any withdrawal liability (including any contingent or secondary withdrawal liability) to any Multiemployer Plan. Neither the Company nor any other ERISA Affiliate has incurred, or has experienced an event that will, within the ensuing 12 months, result in, a “complete withdrawal” or “partial withdrawal,” as such terms are defined respectively in Sections 4203 and 4205 of ERISA, with respect to a Pension Plan which is a Multiemployer Plan, and nothing has occurred that could result in such a complete or partial withdrawal. Neither the Company nor any other ERISA Affiliate has incurred a decline in contributions to any Multiemployer Plan such that, if the current rate of contributions continues, a 70 percent decline in contributions (as defined in Section 4205 of ERISA) will occur within the next three plan years.

(e)	Neither the Company nor any other ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to, or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any Welfare Plan, whether insured or otherwise, including, without limitation, any such plan that is a Multiemployer Plan within the meaning of Section 3(37) of ERISA. Each such Welfare Plan that is a Multiemployer Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with applicable provisions of ERISA, the Code, and other Applicable Law. Each such other Welfare Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code, HIPAA and corresponding regulations, including the HIPAA Portability Regulations and the HIPAA Privacy, Security and other Administrative Simplification Regulations and all other Applicable Law. Benefits under each Welfare Plan are fully insured by an insurance company unrelated to the Company or any other ERISA Affiliate. No insurance policy or contract requires or permits retroactive increase in premiums or payments due thereunder. Neither the Company nor any other ERISA Affiliate has established or contributed to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any “voluntary employees’ beneficiary association” within the meaning of Section 501I(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Welfare Plan that is a Multiemployer Plan imposes any post-withdrawal liability or contribution obligations upon the Company or any ERISA Affiliate. Neither the Company nor any other ERISA Affiliate maintains, contributes to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to retiree medical coverage or other medical, health, life or other welfare benefits for present or future terminated employees or their spouses or dependents other than as required by Part 6 of Subtitle B of Title I of ERISA or any comparable state law.

(f)	Neither the Company nor any other ERISA Affiliate is a party to, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any Compensation Plan. Each Compensation Plan has been operated in all material respects in accordance with its terms and in compliance with Applicable Law.

(g)	There are no facts or circumstances which could, directly or indirectly, subject the Company or any other ERISA Affiliate to any (i) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (iii) civil penalty, damages or other liabilities arising under Section 502 of ERISA.

(h)	Full payment has been made of all amounts which the Company or any other ERISA Affiliate is required, under Applicable Law, the terms of any Benefit Plan, or any agreement relating to any Benefit Plan, to have paid as a contribution, premium or other remittance thereto or benefit thereunder. Each Pension Plan that is subject to the minimum funding standards of Section 412 of the Code and/or Section 302 of ERISA meets those standards and has not incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code or Section 302 of ERISA and no waiver of any minimum funding requirements has been applied for or obtained with respect to any Pension Plan. The Company and each other ERISA Affiliate has made adequate provisions for reserves or accruals in accordance with GAAP to meet contribution, benefit or funding obligations arising under Applicable Law or the terms of any Benefit Plan or related agreement.

(i)	The Company and each other ERISA Affiliate has timely complied in all material respects with all reporting and disclosure obligations with respect to the Benefit Plans imposed by the Code, ERISA or other Applicable Law.

(j)	There are no pending or, to the Company’s Knowledge, threatened audits, investigations, claims, suits, grievances or other proceedings, and there are no facts that could give rise thereto, involving, directly or indirectly, any Benefit Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

(k)	The transactions contemplated herein do not result in any payment (whether of severance pay or otherwise), forgiveness of debt, distribution, increase in benefits, obligation to fund, or the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Benefit Plan. Except to the extent specifically disclosed on the Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, or director of the Company or any ERISA Affiliate who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Benefit Plan currently in effect would be an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(l)	No employer other than the Company and/or an ERISA Affiliate is permitted to participate or participates in the Benefit Plans. No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Benefit Plans.

(m)	No action or omission of the Company or any other ERISA Affiliate or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits the Parent, the Company, any other ERISA Affiliate or any successor from amending, merging, or terminating any Benefit Plan in accordance with the express terms of any such plan and Applicable Law.

(n)	The Disclosure Schedule lists the name of each Benefit Plan. The Company has delivered to the Parent true and complete copies of all Benefit Plan documents and related trust agreements or other agreements or contracts evidencing any funding vehicle with respect thereto, including all amendments. The Company has delivered to the Parent true and complete copies of: (i) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments thereto, with respect to any Benefit Plan for which such a report is required; (ii) the three most recent actuarial reports with respect to any Pension Plan that is a “defined benefit plan” within the meaning of Section 414(j) of the Code; (iii) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each Benefit Plan; (iv) ) true and correct copies of the Welfare Plan documents establishing compliance with HIPAA requirements, including required plan document and summary plan description language, certificates of creditable coverage, appointment of privacy and security officials, notice of privacy practices, privacy and security policies and procedures, business associate agreements and amendments, security risk analysis evaluation documents, the privacy and security group health plan document amendment and the privacy certification of amendment; (v) the most recent determination letter with respect to each Pension Plan intended to qualify under Section 401(a) of the Code and the full and complete application therefore submitted to the Internal Revenue Service; and (vi) all professional opinions, material internal memoranda, material correspondence with regulatory authorities and administrative policies, manuals, interpretations and the like with respect to each Benefit Plan.

(o)	The Disclosure Schedule lists each Benefit Plan that is or may be, in whole or in part, subject to Section 409A of the Code (each such plan or part thereof, a “Section 409A Benefit Plan”). Except as set forth in the Disclosure Schedule, (i) each Section 409A Benefit Plan complies in form with Section 409A of the Code, and (ii) no service provider under any Section 409A Benefit Plan is subject to the additional income tax under Section 409A of the Code.

(p)	The Disclosure Schedule lists and the Company has delivered to the Parent true and correct copies of the Welfare Plan documents establishing compliance with the HIPAA Privacy Regulations, including appointment of a privacy official, its

Notice of HIPAA Privacy Practices, privacy policies and procedures, and the plan administrator’s group health plan document amendment certification.

(q)	The Company has properly determined and timely collected and reported all Federal Insurance Contribution Act (“FICA”) taxes imposed under Sections 3101 and 3111 of the Code on remuneration for employment that constitutes “wages” within the meaning of Section 3121(a) of the Code, including amounts deferred under nonqualified deferred compensation plans, agreements or arrangements.

(r)	As of the date hereof the Company has ceased contributions to and/or taken the necessary actions in order to terminate certain of the Company Benefit Plans, each such plan separately listed on the Disclosure Schedule as “Terminated Company Benefit Plans.” In connection with the termination of the Company 401(k) Plan, the Company has provided copies to the Parent of (a) resolutions adopted by the Company’s Board to terminate such Company 401(k) Plan and to fully (100%) vest all participants under said Company 401(k) Plan, such termination and vesting effective as of April 14, 2006, (b) a signed plan amendment and (c) notice of the Company 401(k) Plan termination to participants and any trustees and custodians of the Company 401(k) Plan and/or its assets. With respect to any other Terminated Company Benefit Plan, the Company has provided copies to the Parent of (a) resolutions adopted by the Company’s Board to terminate such Company Benefit Plan, (b) signed plan amendments and (c) notices of the termination of such Company Benefit Plans to participants, insurance companies, third-party administrators and other vendors.
2.18	Labor and Employment Matters.
(a)	The Disclosure Schedule sets forth a list showing the name, title, hire date, employment status (such as active or on leave of absence, full-time, part-time or temporary), salary or wage, commission percentage, cash incentives (such as bonus) and vacation or paid-time-off balance of each individual who is employed by the Company (each an “Employee”). All employees of the Company are employed on an “at-will” basis.
(i)	Information Regarding Employees on Leave of Absence. With respect to any Employee who is on a leave of absence, the Disclosure Schedule contains a true and complete list showing the name of each individual and a description of the leave of absence (such as the type of leave of absence, the date the leave commenced, the expected date the leave of absence will end, the type of benefit (if any) such Employee is receiving (such as short-term disability, long-term disability or workers compensation benefits)).

(ii)	List of Independent Contractors, Consultants and Leased Employees. The Disclosure Schedule contains a true and complete list showing the name and identifying the contract, agreement or other arrangement between the Company and any independent contractor, consultant, leased employee or other individual (other than an Employee) in effect as of the date hereof.

The Seller has provided copies of each such contract or agreement to Parent.
(b)	The Company is and has been in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such Applicable Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice. There is no unfair labor practice complaint against the Company pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any other comparable Governmental Authority. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the Company’s Knowledge, threatened against or directly affecting the Company. No labor representation question exists respecting the employees of the Company and there is not pending or, to the Company’s Knowledge, threatened any activity intended or likely to result in a labor representation vote respecting the employees of the Company. No grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or, to the Company’s Knowledge, have been threatened. No collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company. The Company has not experienced any significant work stoppage or other significant labor difficulty. The Company is not delinquent in payments to any Persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such Persons, including without limitation any amounts due under any Benefit Plan. Upon termination of the employment of any Person, neither the Company, Parent nor any subsidiary of Parent will, by reason of any agreement or understanding to which the Company is a party, be liable to any of such Persons for so-called “severance pay” or any other payments. Within the twelve-month period prior to the date hereof there has not been any expression of intention to the Company by any officer or key employee to terminate such employment.

(c)	All individuals who are performing or have performed services for the Company or any of its Affiliates and who are or were classified by the Company or any of its Affiliates as “independent contractors” qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable, and such individuals are not entitled to any benefits under the Benefit Plans maintained by the Company.
2.19	Intellectual Property.
(a)	The Disclosure Schedule lists all Intellectual Property that is registered with, has been applied for, or has been issued by the U.S. Patent and Trademark Office or a corresponding foreign governmental or public authority and all Intellectual Property that: (i) is owned by, licensed to or otherwise controlled by the Company; (ii) is used in, developed for use in, or necessary to the conduct of its business as now conducted or presently planned to be conducted; or (iii) has been licensed to or from third parties (other than subcontractors retained by Company in the Ordinary Course of Business), including a description of each license agreement, the name and address of the licensee or licensor, as the case may be, and the date and term of the agreement. The Company has delivered or made available to Parent complete and accurate copies of correspondence, litigation documents, agreements, file histories and office actions relating to the patents and patent applications listed in the Disclosure Schedule. Each item of Intellectual Property owned or used by the Company immediately prior to the Effective Time hereunder will be owned or available for use by Parent or any subsidiary of Parent on identical terms and conditions immediately after the Effective Time.

(b)	The Company owns, free and clear of any Lien, and possesses all right, title and interest, or holds a valid license, in and to all Intellectual Property subject to the license agreements referenced in Section 2.19(a)(iii) above that grant licenses to third parties and any restrictions set forth therein. All patents included in the Intellectual Property are valid and enforceable. The Intellectual Property owned or licensed by the Company constitutes all the intellectual property necessary to the conduct of the business of the Company as it is currently conducted. There are no royalties, fees, honoraria or other payments payable by the Company to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Intellectual Property other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business and other than as set forth in the license agreements referenced in Section 2.19(a)(iii). The Company has taken all reasonable security measures to protect the value and the secrecy and confidentiality of trade secrets in the Intellectual Property.

(c)	The Disclosure Schedule lists the trademarks and Internet domain names included in the Intellectual Property. The Company is the registrant and sole legal and beneficial owner of the trademarks and Internet domain names included in the Intellectual Property, free and clear of all Liens. The Company is the registered owner of the trademarks underlying each of the domain names included in the Intellectual Property. The Company is not aware of any pending or threatened actions, suits, claims, litigation or proceedings relating to the trademarks or domain names included in the Intellectual Property. The Company has operated the websites identified in the Disclosure Schedule.

(d)	All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Intellectual Property on behalf of the Company and all officers and technical employees of the Company either (i) have been a party to “work-for-hire” arrangements or agreements with the Company in accordance with applicable federal and state law that has accorded the Company full, effective, sole, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company effective, sole and exclusive ownership of all tangible and intangible property arising thereby, to the extent permissible under Applicable Law.

(e)	The conduct of the Company’s business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any intellectual property right of any other Person, nor has the Company received any notice from any third party of any infringement, misappropriation or violation by the Company of any intellectual property right of any third party and no notice has been received by any third party challenging the Company’s ownership to any of the Intellectual Property. No claim by any third party contesting the validity of any Intellectual Property has been made, is currently outstanding or, to the Knowledge of the Company, is threatened or reasonably expected to arise. To the Knowledge of the Company, no third party is infringing any Intellectual Property right of the Company.
2.20	Environmental Compliance.
(a)	The Company has not engaged in or permitted, direct or indirect, operations or activities upon, or any use or occupancy of the Properties, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, emission, release, discharge, refining, dumping or disposal of any Environmentally Regulated Materials (whether legal or illegal, accidental or intentional, direct or indirect) on, under, in or about the Properties, or transported any Environmentally Regulated Materials to, from or across the Properties, nor are any Environmentally Regulated Materials presently constructed, deposited, stored, placed or otherwise located on, under, in or about the Properties, nor have any Environmentally Regulated Materials migrated from the Properties upon or beneath other properties, nor have any Environmentally Regulated Materials migrated or threatened to migrate from other properties upon, about or beneath the Properties. The Properties do not contain any: (i) underground or aboveground storage tanks; (ii) asbestos; (iii) equipment containing polychlorinated biphenyls (“PCBs”); (iv) underground injection wells; or (v) septic tanks in which process waste water or any Environmentally Regulated Materials have been disposed.

(b)	The Company is in material compliance with applicable Environmental, Safety and Health Laws and has obtained all Permits required under applicable Environmental, Safety and Health Laws.

(c)	No enforcement, investigation, cleanup, removal, remediation or response or other governmental or regulatory actions have been asserted or, to the Company’s Knowledge, threatened with respect to operations conducted on the Properties by the Company or against the Company with respect to or regarding the Properties pursuant to any Environmental, Safety and Health Laws.

(d)	To the Company’s Knowledge, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or affecting the

Company or its business or assets that violate, or would reasonably be expected to violate after the Closing, any Environmental, Safety and Health Laws, or that would reasonably be expected to give rise to any Environmental Liability.

(e)	The Company is not aware of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans with respect to or of the Company which may reasonably be expected to interfere with or prevent compliance or continued compliance with Environmental, Safety and Health Laws.

(f)	All machinery, tools, devices and equipment operated by the Company on the Properties have been operated in compliance with all Environmental, Safety and Health Laws, and all such equipment currently is operational and in good condition.

(g)	The Company has delivered to Parent all environmental documents, studies and reports in its possession or under its control relating to: (i) any facilities or real property ever owned, operated or leased by the Company; or (ii) any actual Environmental Liability of the Company.
2.21	Insurance. The Disclosure Schedule contains an accurate and complete list of all insurance policies owned or held by the Company, including, but not limited to, fire and other casualty, general liability, theft, life, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company, specifying the insurer, the policy number, and the term of the coverage. All present policies are in full force and effect and all premiums with respect thereto have been paid. The Company has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past five (5) years.
2.22	Tax Matters.
(a)	The Company and any combined or unitary group of which the Company is or was a member, has prepared and filed or will timely prepare and file all material Tax Returns which any of them is required to file (taking into account any extensions) on or prior to the Closing Date. As of the time of filing, such Tax Returns were or will be accurate and correct in all material respects and did not or will not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). The Company has made or will make all such Tax Returns available to Parent, with copies of such Tax Returns filed after the effective date of this Agreement provided to Parent at least three (3) Business Days prior to filing such Tax Return.

(b)	The Company has paid or adequately provided for (on its Latest Financial Statements in accordance with GAAP (exclusive of any reserves for deferred taxes established to reflect timing differences between book and taxable income pursuant to Statement of Financial Accounting Standards No. 109) all Taxes

(whether or not shown on any Tax Return) that are due and owing with respect to all taxable periods (or portions thereof) ending on or before the Closing Date.

(c)	No claim for assessment or collection of Taxes is presently being asserted against the Company, and the Company is not a party to any pending action, proceeding, or investigation by any Governmental Authority, nor has any such action, proceeding or investigation been threatened in a writing delivered to the Company. No claim has been made in any jurisdiction where the Company does not file Tax Returns that the Company may be subject to Tax by that jurisdiction.

(d)	The Company is not a party to any agreement, contract, arrangement or plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code; or (ii) would obligate the Company to provide “gross-up” benefits with respect to any excise tax due on any “excess parachute payments” within the meaning of Section 280G of the Code.

(e)	All deficiencies and assessments of Taxes of the Company resulting from an examination of any Tax Returns by any Governmental Authority on or before the Closing Date have been or will be paid and there are no pending examinations currently being made by any Governmental Authority nor has there been any written or oral notification to the Company of any intention to make an examination of any Tax Returns by any Governmental Authority. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period.

(f)	For purposes of computing Taxes and the filing of Tax Returns, the Company has not failed to treat as “employees” any individual providing services to the Company who reasonably would be expected to be classified as an “employee” under the applicable rules or regulations of any Governmental Authority with respect to such classification.

(g)	The Company has complied with all Applicable Laws relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over under all Applicable Laws.

(h)	The Company is not involved in, subject to, or a party to any joint venture, partnership, contract or other arrangement that is treated as a “partnership” for federal, state, local or foreign income Tax purposes. The Company does not own any interest in an entity that is classified as an entity that is “disregarded as an entity separate from its owner” under Treasury Regulations Section 301.7701-3(b).

(i)	The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(j)	The Company is not required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company.

(k)	The Company has not made an election under Section 341(f) of the Code for any taxable years not yet closed for statute of limitation purposes.

(l)	The Company is, and at all times has been, a corporation or association taxable as a corporation for U.S. income tax purposes.

(m)	The Company is not, nor has it been at any time, a U.S. real property holding corporation within the meaning of Section 897I(2) of the Code.

(n)	The Company is not a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(o)	The Company has not, within three (3) years preceding the date hereof, been either a “distributing” or “controlled” corporation (as such terms are defined in Section 355(a)(1) of the Code) in a transaction structured to qualify as a tax-free distribution under Section 355 of the Code.

(p)	The Company has not received any written ruling related to Taxes, entered into any agreement with a taxing authority relating to Taxes or authorized any Person to represent them before a taxing authority pursuant to a power of attorney or otherwise.

(q)	There are no liens for Taxes upon any of the assets or properties of the Company other than liens for Taxes not yet due and payable. There is no outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by a Governmental Authority with respect to the Company, its income, assets, properties, payroll, operation or business.

(r)	The Company is not, and has not been, a party to any transaction where a deferred intercompany gain was generated under Section 1502 of the Code and the Treasury Regulations promulgated thereunder.

(s)	Prior to the transaction contemplated by this Agreement, the Company has not been subject to an “ownership change” with the meaning of Section 382(g) of the Code and no “Section 382 limitation” within the meaning of Section 382 of the Code applies to limit the Company’s ability to utilize its net operating losses or other Tax attributes.
2.23	Bank Accounts; Powers of Attorney. The Disclosure Schedule sets forth: (i) the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which the Company maintains accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom and a description of such accounts; and (ii) the names of all Persons holding general or special powers of attorney from the Company and copies thereof.

2.24	Orders, Commitments and Returns. All accepted and unfulfilled orders for the sale of products and the performance of services entered into by the Company and all outstanding contracts or commitments for the purchase of supplies, materials and services by or from the Company were made in bona fide transactions in the Ordinary Course of Business. There are no material claims against the Company to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

2.25	Product Liability Claims. The Company has never received a claim, or incurred any uninsured or insured liability, for or based upon failure to warn, California Proposition 65, breach of product warranty (other than warranty service and repair claims incurred in the Ordinary Course of Business and expensed as warranty expense on the Latest Financial Statements for the period in which incurred), strict liability in tort, general negligence, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of its products or from the provision of services (“Product Liability Claim”). The Company has disclosed to Parent each Product Liability Claim received by the Company.

2.26	Warranties. The Product has never been used except in connection with clinical trials sponsored by the Company. The Company has never sold or received any consideration for providing the Product to clinical sites or health care providers in connection with clinical trials sponsored by the Company. The Company has never extended any warranties in connection with the Product.

2.27	Prior Divestitures of the Company. The Company does not have any actual or potential Liabilities or obligations to make payments, contingent or otherwise, arising out of any prior divestiture of its business or assets (a “Prior Divestiture”). No Person has (i) made any claim or, to the Knowledge of the Company, has any basis to make a claim against the Company as a result of any Prior Divestiture, or (ii) received any indemnification payment from the Company as a result of any damages or losses incurred or sustained as a result of any Prior Divestiture.

2.28	Relations with Suppliers and Customers. No material current supplier of the Company has canceled any contract or order for provision of, and there has been no threat by any such supplier not to provide, raw materials, products, supplies or services to the business of the Company either prior to or following the Effective Time. The Disclosure Schedule lists each supplier to the Company that is the source of a particular raw material, product, supply or service with respect to which locating and qualifying a replacement source would involve significant cost or delay.

2.29	Reimbursement/Billing. The Company has not sold any Products, has not sought reimbursement for any Product and has not made any billing applicable to the Product.

2.30	Indemnification Obligations. Except as set forth on the Disclosure Schedule, the Company is not a party to any Contract that contains any provisions requiring the Company to indemnify any Person (excluding indemnities contained in the Company’s standard terms and conditions of sale, copies of which have been provided to Parent), including, without limitation, the Coopers Agreement. There is no event, circumstance or other basis that would reasonably be expected to give rise to any indemnification obligation of the Company to its officers and directors under their Amended and Restated Certificate of Incorporation, Bylaws, similar governing documents or any Contract between the Company and any of its officers or directors or to any other Person under any Contract.

2.31	Absence of Certain Business Practices. Neither the Company nor any director, officer, employee or agent of the Company, nor any other Person acting on behalf of the Company, has, directly or indirectly, given or agreed to give any gift or similar benefit or agreed to make or made any payment to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of the Company, taken as a whole (or assist it in connection with any actual or proposed transaction) which (i) would reasonably be expected to subject the Company, Parent or Merger Subsidiary to any damage or penalty in any civil, criminal or governmental litigation proceeding, or (ii) violated or violates any Applicable Law.

2.32	Brokers. Neither the Company nor any of its directors, officers or employees, has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby.

2.33	Minute Books. The minute books of the Company, as previously made available to Parent and its representatives, contain, in all material respects, complete and accurate records of all meetings of and corporate actions or written consents by the stockholders, Boards of Directors, and committees of the Boards of Directors of the Company.

2.34	State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination,” or other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, the Company, the Merger Subsidiary or Parent or to this Agreement.

2.35	Disclosure. No representation or warranty by Company in this Agreement and no statement contained or to be contained in any document, certificate or other writing furnished or to be furnished by the Company to the Parent or Merger Subsidiary, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There is no fact that has not been disclosed to Parent of which any officer or director of the Company is aware which has or could reasonably be expected to have a Material Adverse Effect.

2.36	Investigation by Parent. Notwithstanding anything to the contrary in this Agreement, (i) no investigation by Parent shall affect the representations and warranties of the Company under this Agreement or contained in any other writing to be furnished to Parent in connection with the transactions contemplated hereunder and (ii) such representations and warranties shall not be affected or deemed waived by reason of the fact that Parent knew or should have known that any of the same is or might be inaccurate in any respect.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUBSIDIARY
          As a material inducement to the Company to enter into this Agreement, with the understanding that the Company will be relying thereon in consummating the transactions contemplated hereunder, Parent and Merger Subsidiary hereby, jointly and severally, represent and warrant to the Company that the statements contained in this Article 3 are true and correct.
3.1	Corporate Existence and Power. Parent and Merger Subsidiary are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation and each has all requisite corporate power and authority required to own, operate and lease their respective assets and properties as now owned, leased and operated and to carry on their respective businesses as now being conducted. Parent and Merger Subsidiary are each duly qualified or licensed to do business as a foreign corporation and are in good standing in every jurisdiction in which the character or location of their properties and assets owned, leased or operated by them or the nature of their business require such licensing or qualification, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Merger Subsidiary. Merger Subsidiary is a recently formed Delaware corporation that has not conducted, and prior to the Effective Time will not conduct, any activities other than those incident to its formation and in connection with the consummation of the Merger.

3.2	Authorization. Parent and Merger Subsidiary have the requisite corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Parent and Merger Subsidiary in connection with the consummation of the transactions contemplated by this Agreement (the “Parent Documents”) and to carry out the transactions contemplated hereunder and thereunder. The Boards of Directors of Parent and Merger Subsidiary and Parent, as the sole stockholder of Merger Subsidiary, have taken all action required by law, their respective Certificates of Incorporation and Bylaws and otherwise to duly and validly authorize and approve the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Parent Documents and the consummation by Parent and Merger Subsidiary of the transactions contemplated herein and therein and no other corporate proceedings on the part of Parent or Merger Subsidiary are, or will be, necessary to authorize this Agreement or the Parent Documents or to consummate the transactions contemplated hereby or thereby. This Agreement and each of the Parent Documents has been duly and validly executed and delivered by each of them and, assuming the due authorization, execution and delivery by the Company of this Agreement and the Parent Documents, constitutes the legal, valid and binding obligations of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3	Consents and Approvals. No Consent by any Person, including, without limitation, any Governmental Authority, is required in connection with the execution, delivery or performance of this Agreement or the Parent Documents by Parent and Merger Subsidiary or the consummation by Parent and Merger Subsidiary of the transactions contemplated herein or therein, other than (i) requirements of the DGCL for filing of appropriate documents to effect the Merger, or (ii) where the failure to make any such filing, or to obtain such permit, authorization, Consent or approval, would not prevent or delay consummation of the Merger or would not otherwise prevent Parent or Merger Subsidiary from performing their respective obligations under this Agreement or the Parent Documents.

3.4	Disclosure. No representation or warranty by Parent or Merger Subsidiary in this Agreement and no statement contained or to be contained in any document, certificate or other writing furnished or to be furnished by either Parent or Merger Subsidiary to the Company in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.5	Non-Contravention. None of the execution, delivery and performance by Parent or Merger Subsidiary of this Agreement or the Parent Documents or the consummation of the transactions contemplated herein or therein will (i) contravene or conflict with the respective Certificate of Incorporation or Bylaws of Parent and Merger Subsidiary, (ii) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Parent or Merger Subsidiary or any of the Parent’s or Merger Subsidiary’s assets, (iii) result in the creation or imposition of any Lien on any of Parent’s or Merger Subsidiary’s assets, other than Permitted Liens or (iv) be in conflict with, constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under any terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license, contract, franchise, permit, instrument or other agreement or obligation to which Parent or Merger Subsidiary is a party, or by which any of their respective properties or assets may be bound, except in the cases of clause (ii) where such conflicts or other occurrences would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.6	Brokers. Neither Parent nor Merger Subsidiary, nor any of their respective directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby.

ARTICLE 4
COVENANTS
4.1	Confidentiality. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished or made available to it in connection with the transactions contemplated herein (“Information”) for any purpose or in any manner other than solely in connection with its evaluation or consummation of the transactions contemplated by this Agreement in a manner that the disclosing party has approved and shall in no event use or permit the use of any of such Information in a manner or for a purpose detrimental to such other party, and that they will not disclose, divulge, provide or make accessible (collectively, “Disclose” or “Disclosure”), or permit the Disclosure of, any of the Information to any Person, other than solely to their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents (collectively, the “Representatives”) who have a “need to know” to carry out the purposes of this Agreement, except as may be required by judicial or administrative process or, in the opinion of such party’s regular counsel, by other requirements of Applicable Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party shall first obtain the recipients’ undertaking to comply with the provisions of this subsection with respect to such Information. Each party shall instruct its Representatives to observe the terms of this Agreement and shall be responsible for any breach of this Agreement by any of its Representatives. The term “Information” as used herein shall not include any information relating to a party which the party receiving such information can show to: (i) have been rightfully in its possession prior to its receipt from another party hereto; (ii) be now or to later become generally available to the public through no fault of the receiving party; (iii) have been received separately by the receiving party in an unrestricted manner from a Person entitled to disclose such information; or (iv) have been developed independently by the receiving party without regard to any Information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received all original and duplicate copies of materials containing Information and to destroy any summaries, analyses or extracts thereof or based thereon (whether in hard copy form or intangible media) should the transactions contemplated herein not occur. A party hereto shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information, which shall in no event be less than reasonable care. The provisions of this Section 4.1 shall survive indefinitely any termination of this Agreement.

4.2	Further Assurances; Notification. Each party hereto shall after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

4.3	Public Announcements. None of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. The parties shall maintain this Agreement and the terms hereof in strict confidence, and neither party shall disclose this Agreement or any of its terms to any third party unless specifically ordered to do so by a court of competent jurisdiction after consulting with the other party or unless required by Applicable Law or regulation including, but not limited to, the rules and regulation of the Securities and Exchange Commission and the NASDAQ Stock Market. Notwithstanding the foregoing, the parties may, on a confidential basis, advise and release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates or any of their agents, accountants, attorneys and prospective lenders or investors in connection with or related to the transactions contemplated by this Agreement.

4.4	Cancellation and Forgiveness of Certain Indebtedness of the Company. Immediately prior to the Closing, Parent shall assume the following indebtedness of the Company (collectively, the “Company Indebtedness”): (i) any and all indebtedness owed by the Company pursuant to that certain Loan Agreement, dated December 7, 2005, by and between Parent and the Company (the “Loan Agreement”), and (ii) the Two Hundred Thousand Dollars ($200,000) loaned to the Company by the Parent pursuant to the Letter of Intent.

4.5	Conduct of Business after Closing Date. Parent shall, and to the extent applicable, shall cause its Affiliates to, use commercially reasonable efforts to complete a feasibility study to evaluate the use of local anesthesia for treatment with the Product in physician offices. Parent shall have sole discretion over all matters relating to the Products after the Closing Date, including, but not limited to, whether or not to pursue the Milestones and any development, manufacturing, clinical, regulatory, reimbursement, marketing, and sales decisions relating to the Products.
ARTICLE 5
SURVIVAL AND INDEMNIFICATION
5.1	Survival. The representations and warranties of each party contained in this Agreement, and the indemnification obligations of the Stockholders with respect thereto, shall survive the Closing and shall expire twelve (12) months after the Closing Date. Notwithstanding the preceding sentence, (i) the representations and warranties contained in Sections 2.17 (Benefit Plans) and 2.22 (Tax Matters), and the indemnification obligations of the Company and the Stockholders with respect thereto, shall survive the Closing for a period of six (6) months after all applicable statutes of limitations with respect to any claims governing the respective matters set froth therein have expired, and (ii) the representations and warranties contained in Section 2.19 (the “Intellectual Property Representations”) and the indemnification obligations of the Company and the Stockholders with respect thereto, shall survive the Closing for a period of six (6) months following Year Three. Notwithstanding the foregoing, any representation or warranty that would otherwise terminate in accordance with this Section 5.1 shall continue to survive, if a notice of a claim pursuant to this Article 5 shall have been timely given under Section 5.4 on or prior to such respective termination date, until the related claim has been satisfied or otherwise resolved as provided herein. The covenants set forth in this Agreement shall survive the Closing indefinitely. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.

5.2	Indemnification by Stockholders. Subject to Section 5.5, the Stockholders agree to indemnify, defend and hold harmless Parent and Merger Subsidiary, and their respective directors, officers, employees, agents and Affiliates, from and against any and all Damages asserted against, relating to, imposed upon, suffered or incurred by Parent, Merger Subsidiary, or their respective officers, directors, employees, agents and Affiliates, in connection with enforcing their indemnification rights pursuant to this Section 5.2 by reason of or resulting from (i) any untrue representation of, or breach of warranty by, the Company in any part of this Agreement, and (ii) any non-fulfillment of any covenant, agreement or undertaking of the Company in any part of this Agreement, (iii) any Product Liability Claim or other third party claim relating to the Company, whether presently in existence or arising hereafter from acts, events, conditions or circumstances existing or occurring on or before the Effective Time, regardless of whether such Product Liability Claim or third party claim arises out of or constitutes a breach of any representation, warranty or covenant in this Agreement, (iv) any Liabilities for Taxes of the Company or any respective predecessor in interest with respect to any Tax period or portion thereof ending on or before the Effective Time, regardless of whether such Liabilities for Taxes arise out of or constitute a breach of any representation, warranty or covenant in this Agreement, (v) any incremental compensation Liabilities that are owed to employees, consultants or other representatives and agents of the Company that arise out of or are related to any of the Contingent Merger Consideration, (vi) any Liabilities directly or indirectly arising out of, resulting from or in connection with the Company’s Severance Benefit Plan and Retention Plan, (vii) any payments made to Dissenting Stockholders pursuant to the DGCL or CCC in excess of the Merger Consideration per share of Senior Stock held by Dissenting Stockholders, and (viii) any tax, fee, or other like obligation in excess of USD $2,500.00 imposed by the hospital located in Guadalajara, Mexico that was used in the Company’s clinical trials as such is further described in Section 2.7.c of the Disclosure Schedules to this Agreement.

5.3	Indemnification by Parent. Subject to Section 5.5, Parent agrees to indemnify, defend and hold harmless each of the Stockholders from and against any and all Damages asserted against, relating to, imposed upon, suffered or incurred by the Stockholders in connection with enforcing their indemnification rights pursuant to this Section 5.3 by reason of or resulting from (i) any untrue representation of, or breach of warranty by, Parent or Merger Subsidiary in any part of this Agreement, (ii) any non-fulfillment of any covenant, agreement or undertaking of Parent or Merger Subsidiary in any part of this Agreement, (iii) any liability of the Company arising out of the operation of the Company or its business after the Effective Time, (iv) any Liabilities for Taxes of the Company or its predecessor in interest with respect to any Tax period or part thereof beginning after the Effective Time, and (v) any Product Liability Claim or other third party claim relating to the Company, arising from acts, events, conditions or circumstances existing or occurring after the Effective Time.

5.4	Claims for Indemnification.
(a)	Subject to Section 5.1, whenever any claim arises for indemnification hereunder the party seeking indemnification (the “Indemnified Party”), will promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim. In the event that the Stockholders are seeking indemnification as the Indemnified Party hereunder, or indemnification is sought against the Stockholders as an Indemnifying Party hereunder, then in either such case, the Stockholders’ Representative shall be entitled to act on behalf of, and receive notice on behalf of, the Stockholders for any and all purposes stated therein. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a “Third Party Claim”), the notice to the Indemnifying Party will specify with reasonable specificity, if known, the basis under which the right to indemnification is being asserted and the amount or an estimate of the amount of the liability arising therefrom. The Indemnifying Party shall have the right to dispute and defend all Third Party Claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the Indemnifying Party, and the cost of such defense shall be borne by the Indemnifying Party, except that the Indemnified Party shall have the right to participate in such defense at its own expense; provided, however, that the Indemnifying Party must first acknowledge that the claim is a bona fide indemnification claim under this Agreement. The Indemnified Party shall cooperate in all reasonable respects in the investigation, trial and defense of any such claim, including making personnel, books, and records relevant to the claim available to the Indemnifying Party, without charge, except for reasonable out-of-pocket expenses. If the Indemnifying Party fails to take action within thirty (30) days as set forth above, then the Indemnified Party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the reasonable expenses of defense or settlement of the claim. The Indemnified Party shall also have the right and upon delivery of advance written notice to such effect to the Indemnifying Party, exercisable in good faith, to take such action as may be reasonably necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnifying Party, and any reasonable expenses incurred by Indemnified Party so acting shall be paid by the Indemnifying Party. Except as otherwise provided herein, the Indemnified Party will not, except at its own cost and expense, settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld. The parties intend that all indemnification claims be made as promptly as practicable.

(b)	If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, the Indemnifying Party will deliver, within ten (10) Business Days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. If the Indemnifying Party filed timely written notice of objection to any claim for indemnification, the validity and amount of such claim will be determined by arbitration pursuant to Article 6. If timely notice of objection is not delivered or if a claim by an Indemnified Party is admitted in writing by an Indemnifying Party or if an arbitration award is made in favor of an Indemnified Party, the Indemnified Party, as a non-exclusive remedy, will have the right to set-off the amount of such claim or award against any amount yet owed, whether due or to become due, by the Indemnified Party or any subsidiary thereof to any Indemnifying Party by reason of this Agreement or any agreement or arrangement or contract to be entered into at the Closing.
5.5	Indemnification Limits.
(a)	Except for claims based on fraud or breach of the Intellectual Property Representations, the maximum aggregate liability of each Stockholder under this Agreement shall be limited to an amount equal to ten percent (10%) of the Merger Consideration actually paid to such Stockholder. Except for claims based on fraud, the maximum aggregate liability for each Stockholder for breaches of the Intellectual Property Representations shall be limited to an amount equal to thirty percent (30%) of the Merger Consideration actually paid to such Stockholder. Except for claims based on fraud or related to Parent’s failure to make any payment due under Sections 1.8 or 1.9, the maximum aggregate liability of Parent and the Surviving Corporation under this Agreement shall be limited to an amount equal to ten percent (10%) of the Merger Consideration actually paid to the Stockholders.

(b)	Except as expressly provided otherwise herein, and subject to the provisions of Section 5.4, neither the Stockholders nor the Parent, as the case may be, will be entitled to indemnification for any Damages under this Agreement (unless the aggregate of all Damages is more than Ten Thousand Dollars ($10,000) (the “Basket Amount”), provided that when the Basket Amount is exceeded, the Parent will be entitled to full indemnification of all claims, including the Ten Thousand Dollars ($10,000) that amounted to the Basket Amount. The parties hereto agree that the Basket Amount is not a deductible amount and that the Basket Amount will not be deemed to be a definition of “material” for any purpose in this Agreement.
5.6	Right of Set-Off.
(a)	Parent shall be entitled to set-off any amounts to which Parent is entitled based on a claim for indemnification by Parent under this Article 5 (except for a claim for indemnification by Parent for a breach of any of the Intellectual Property

Representations, which is provided in subsection (b) below) against any amounts otherwise payable by Parent to the Stockholders under this Agreement (including, without limitation, the Contingent Merger Consideration); provided, however, that (i) Parent deposits any such set-off amounts in an escrow account to be held by the Escrow Agent pending resolution of any such claim, and (ii) Parent may not exercise its right of set-off under this Section 5.6(a) unless the Escrow Funds at the time of exercise that is not subject to outstanding good faith claims is equal to $0. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Parent in any manner in the enforcement of any other remedies that may be available to it.

(b)	Parent shall be entitled to set-off any amounts to which Parent is entitled based a claim for indemnification by Parent for breach of any of the Intellectual Property Representations against any Milestone Payments that may become payable by Parent to the Stockholders; provided, however, that (i) Parent deposits any such set-off amounts in an escrow account to be held by the Escrow Agent pending resolution of such claim (the “IP Escrow Fund”); and (ii) Parent may not exercise its right of set-off under this Section 5.6(b) unless the IP Escrow Fund, if any, at the time of exercise that is not subject to outstanding good faith claims is equal to $0. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Parent in any manner in the enforcement of any other remedies that may be available to it.
5.7	Escrow Funds. The Escrow Funds will be held in an interest-bearing escrow account as established pursuant to the Escrow Agreement for the purpose of satisfying claims by an Indemnified Party for indemnification under this Article 5 and will be released to an Indemnified Party only in accordance with the terms of the Escrow Agreement. Subject to, and in accordance with, the terms and conditions set forth in the Escrow Agreement, the Escrow Agent shall deliver or cause to be delivered to the Stockholders the balance, if any, of the Escrow Funds.

5.8	Expenses of Stockholders’ Representative. The reasonable out-of-pocket costs and expenses of the Stockholders’ Representative incurred on the Stockholders’ behalf in connection with this Agreement or the Escrow Agreement (including legal and other fees incurred in connection with the defense of claims under Article 5) shall be paid out of the Escrow Funds; provided, however, that in the event the Escrow Funds are insufficient or have been released pursuant to the terms of the Escrow Agreement, such costs and expenses shall be paid out of the Contingent Merger Consideration, if any.

5.9	Exclusive Remedy; Exceptions. From and after the Closing Date, the provisions of this Article 5 shall be the sole and exclusive remedy for monetary damages arising out of or resulting from the breach of any representations, warranties or covenants made pursuant to this Agreement, except for intentional breach, intentional misrepresentation or fraud by the Company or the Stockholders against Parent or Merger Subsidiary in connection with this Agreement and the Merger. In the event of intentional breach, intentional misrepresentation or fraud by the Company or Stockholders against Parent or Merger

Subsidiary in connection with this Agreement and the Merger, none of the limitations set forth in this Article 5 shall apply.
ARTICLE 6
ARBITRATION
6.1	Dispute. Except for any controversy, claim or dispute arising out of the failure by any party to this Agreement to consummate the Merger and the transactions contemplated by this Agreement and subject to the last sentence of this Section 6.1, any controversy, claim or dispute of whatever nature arising between the parties under this Agreement, the Payment Agreement or the Escrow Agreement, or in connection with the transactions contemplated hereunder or thereunder, including those arising out of or relating to the breach, termination, enforceability, scope or validity hereof or thereof, whether such claim existed prior to or arises on or after the Effective Time (a “Dispute”), shall be resolved by binding arbitration. The agreement to arbitrate contained in this Article 6 shall continue in full force and effect despite the expiration, rescission or termination of this Agreement. Notwithstanding the foregoing, prior to Closing either party may seek injunctive relief with respect to any controversy or claim arising out of or relating to any provision of this Agreement in any court of competent jurisdiction.

6.2	Mediation. No party shall commence an arbitration proceeding pursuant to the provisions set forth below unless such party shall first give a written notice (a “Dispute Notice”) to the other parties setting forth the nature of the Dispute. The parties shall attempt in good faith to resolve the Dispute by mediation under the CPR Institute for Dispute Resolution (“CPR”) Model Mediation Procedure for Business Disputes (the “CPR Procedure”) in effect at the time of the Dispute. If the parties cannot agree on the selection of a mediator within twenty (20) days after receipt of the Dispute Notice, the mediator will be selected in accordance with the CPR Procedure.

6.3	Arbitration.
(a)	If the Dispute has not been resolved by mediation within sixty (60) days after receipt of the Dispute Notice or such greater period as the parties may agree upon in writing, then the Dispute shall be determined by binding arbitration in Minneapolis, Minnesota. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date on which the Dispute Notice is sent, subject to any modifications contained in this Agreement. The Dispute shall be determined by one (1) arbitrator, except that if the Dispute involves an amount in excess of One Million Dollars ($1,000,000), exclusive of interest and costs, three (3) arbitrators shall be appointed as follows: one arbitrator shall be selected by Parent, one arbitrator shall be selected by the Stockholders’ Representative and one arbitrator shall be selected by the first two arbitrators. Persons eligible to serve as arbitrators shall be members of the AAA Large, Complex Case Panel or a CPR Panel of Distinguished Neutrals, or persons who have professional credentials similar to those persons listed on such AAA or CPR panels. The award shall be in writing and include the findings of fact and conclusions of law upon which it is based.

(b)	The arbitration shall be governed by the substantive laws of the State of Minnesota, without regard to conflicts-of-law rules, and by the arbitration law of the Federal Arbitration Act (Title 9, U.S. Code). Judgment upon the award rendered may be entered in any court having jurisdiction.

(c)	Except as otherwise required by law, the parties and the arbitrator(s) agree to keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute. If a party fails to proceed with arbitration as provided in this Agreement, or unsuccessfully seeks to stay the arbitration, or fails to comply with the arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party or parties, as applicable, shall be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.
ARTICLE 7
DEFINITIONS
7.1	Definitions. The following terms, as used herein, have the following meanings:
(a)	“AAA” shall have the meaning set forth in Section 6.3(a).

(b)	“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, through the ownership of all or part of any Person, or (ii) any Person who may be deemed to be an “affiliate” under Rule 145 of the Securities Act.

(c)	“Agreement” shall have the meaning set forth in the first paragraph.

(d)	“AMS Holdings” shall have the meaning set forth in Section 1.9(e).

(e)	“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local common law or duty, case law or ruling, statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, code, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental, Safety and Health Laws) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates or Plan Affiliates).

(f)	“Annual Financial Statements” shall have the meaning set forth in Section 2.7(a).

(g)	“Audited Annual Financial Statements” shall have the meaning set forth in Section 2.7(a).

(h)	“Basket Amount” shall have the meaning set forth in Section 5.5(b).

(i)	“Benefit Plan” means all Pension Plans, Welfare Plans and Compensation Plans.

(j)	“Bundled Product” means the Product and other products that are not the Product sold in a bundle of products that are priced together.

(k)	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Minneapolis, Minnesota are authorized or required by law to close.

(l)	“CCC” shall have the meaning set forth in Section 1.11(a).

(m)	“Certificate of Merger” shall have the meaning set forth in Section 1.2.

(n)	“Certificates” shall have the meaning set forth in Section 1.12(a).

(o)	A “Change in Control” shall be deemed to have occurred if:
(i) any one Person, or more than one Person acting as a group, acquires ownership of stock of AMS Holdings constituting more than fifty percent (50%) of the total voting power of AMS Holdings;
(ii) a merger or consolidation where the holders of the voting stock of AMS Holdings immediately prior to the effective date of such merger or consolidation own less than fifty percent (50%) of the voting stock of either entity surviving such merger or consolidation; or
(iii) any one Person or more than one Person acting as a group, acquires assets from AMS Holdings that have a total fair market value greater than fifty percent (50%) of the total fair market value of all of AMS Holdings’ assets respectively immediately before the acquisition or acquisitions; provided, however, that transfers of assets which otherwise would satisfy the requirements of this subsection (iii) will not be treated as an acquisition of such assets if the assets are transferred to:
(A) any Person, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly by AMS Holdings; or
(B) any Person, or more than one Person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of AMS Holdings.

     Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred solely as a result of any transaction or reorganization undertaken for the primary purpose of implementing a change in jurisdiction or charter of AMS Holdings.
(p)	“Closing” shall have the meaning set forth in Section 1.3.

(q)	“Closing Date” shall have the meaning set forth in Section 1.3.

(r)	“Closing Date Balance Sheet” shall have the meaning set forth in Section 1.8(a).

(s)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations or other binding pronouncements promulgated thereunder.

(t)	“Commercialization Milestone Payment” shall have the meaning set forth in Section 1.9(a)(iii).

(u)	“Company” shall have the meaning set forth in the first paragraph.

(v)	“Company 401(k) Plan” means each Company Pension Plan qualified under Code Section 401(k).

(w)	“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

(x)	“Company Common Stock” means the common stock, $.001 par value, of the Company.

(y)	“Company Documents” shall have the meaning set forth in Section 2.3.

(z)	"Company Indebtedness” shall have the meaning set forth in Section 4.4.

(aa)	“Company Liabilities” shall have the meaning set forth in Section 1.8(a).

(bb)	“Company Licenses” shall have the meaning set forth in Section 2.11(a).

(cc)	“Company Preferred Stock” means, collectively, the Series A-1 Stock, the Series A-2 Stock, the Series A-3 Stock, the Series B Stock, the Series C Stock, the Series D Stock, the Series E-1 Stock, the Series F-1 Stock, the Series G-1 Stock of the Company.

(dd)	“Company Securities” means any and all (i) Company Common Stock, (ii) Company Preferred Stock, (iii) Company Stock Options, (iv) Company Warrants, (v) shares of capital stock or other voting securities of the Company, (vi) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (vii) options, warrants, conversion privileges, contracts, understandings, agreements or other rights to purchase or acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (viii) equity equivalent interests in the ownership or earnings of the Company or other similar rights.

(ee)	“Company Stock Option” means an option to purchase a share of the Company’s Common Stock granted pursuant to the Company Stock Option Plans.

(ff)	“Company Stock Option Plans” means the Company’s 1996 Stock Option Plan.

(gg)	“Company Warrants” means warrants issued by the Company and outstanding from time to time to purchase either Company Common Stock or Company Preferred Stock.

(hh)	“Compensation Plan” means any material benefit or arrangement that is not either a Pension Plan or a Welfare Plan, including, without limitation, (i) each employment or consulting agreement, (ii) each arrangement providing for insurance coverage or workers’ compensation benefits, (iii) each bonus, incentive bonus or deferred bonus arrangement, (iv) each arrangement providing termination allowance, severance or similar benefits, (v) each equity compensation plan, (vi) each current or deferred compensation agreement, arrangement or policy, (vii) each compensation policy and practice maintained by the Company or any ERISA Affiliate of the Company covering the employees, former employees, directors and former directors of the Company and the beneficiaries of any of them, and (viii) each agreement, arrangement or plan that provides for the payment of compensation to any person who provides services to the Company and who is not an employee, former employee, director or former director of the Company.

(ii)	“Contingent Merger Consideration” shall have the meaning set forth in Section 1.9.

(jj)	“Consent” or “Consents” shall have the meaning set forth in Section 2.6.

(kk)	“Contracts” means all contracts, agreements, options, leases, licenses, sales and accepted purchase orders, commitments and other instruments of any kind, whether written or oral, to which the Company is a party on the Closing Date, including the Scheduled Contracts.

(ll)	"Coopers Agreement” means the Asset Purchase Agreement, dated November 26, 2003, between CooperSurgical Acquisition Corp. and SURx, Inc (now known as Solarant Medical, Inc.).

(mm)	“CPR” shall have the meaning set forth in Section 6.2.

(nn)	“CPR Procedure” shall have the meaning set forth in Section 6.2.

(oo)	“Damages” means all losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement,

without giving effect to any qualifications as to materiality of Material Adverse Effect contained in any representation or warranty contained herein, including, but not limited to, (i) interest on cash disbursements in respect of any of the foregoing at the “prime rate” as published in the Wall Street Journal, from time to time from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof, and (ii) reasonable costs, fees and expenses of attorneys, accountants, bankers and other agents of the Person incurring such expenses.

(pp)	“Development Period” shall have the meaning set forth in Section 1.9(c).

(qq)	“Development Period Contingency Payment” shall have the meaning set forth in Section 1.9(c).

(rr)	“DGCL” shall have the meaning set forth in Section 1.1.

(ss)	“Disclose” or “Disclosure” shall have the meaning set forth in Section 4.1

(tt)	“Disclosure Schedule” shall have the meaning set forth in Article 2.

(uu)	“Dispute” shall have the meaning set forth in Section 6.1.

(vv)	“Dispute Notice” shall have the meaning set forth in Section 6.2.

(ww)	“Dissenting Shares” shall have the meaning set forth in Section 1.11(a).

(xx)	“Dissenting Stockholders” shall have the meaning set forth in Section 1.11(a).

(yy)	“Effective Time” shall have the meaning set forth in Section 1.2.

(zz)	“Employee” shall have the meaning set forth in Section 2.18(a).

(aaa)	“Environmental, Safety and Health Laws” means all Applicable Laws in any way relating to Environmentally Regulated Materials, toxic torts, occupational health and safety, or the environment, including, without limitation, the Safe Drinking Water and Toxic Enforcement Act (“Proposition 65”), the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response Compensation and Liability Act, the Federal Clean Air Act, the Federal Water Pollution Control Act, the Federal Safe Drinking Water Act, the Federal Toxic Substances Control Act, the Federal National Environmental Policy Act, the Federal Insecticide Fungicide and Rodenticide Act, the Federal Emergency Planning and Community Right to Know Act, the Federal Hazard Communication Act, the Federal Occupational Safety and Health Act, any requirements promulgated pursuant to these Applicable Laws, amendments, or restatements thereof or similar enactments thereof, as is now in effect, or any analogous foreign, state or local Applicable Laws.

(bbb)	“Environmental Liabilities” means all Liabilities of a Person (whether such Liabilities are owed by such Person to Governmental Authorities, third parties, or otherwise) currently in existence which arise under or relate to any Environmental Law.

(ccc)	“Environmentally Regulated Material” means any element, compound, waste, pollutant, contaminant, substance, material or any mixture thereof: (i) the presence of which requires investigation or remediation under any Applicable Law; (ii) that is defined as a “hazardous waste” or “hazardous substance,” or chemicals known to cause cancer or reproductive toxicity under any Applicable Law; (iii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting jurisdiction over the Company; (iv) the presence of which causes a nuisance, trespass or other tortious condition; (v) the presence of which poses a hazard to the health or safety of Persons; (vi) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), or asbestos, (vii) that gives rise to any exposure prohibition or warning requirement under any Environmental Law; or (viii) that is otherwise regulated in any way under any Environmental Law.

(ddd)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(eee)	“ERISA Affiliate” means any “person,” within the meaning of Section 7701(a)(1) of the Code, that together with the Company is considered a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 3(5) or 4001(b)(1) of ERISA.

(fff)	“Escrow Agent” means U.S. Bank National Association, or such other bank as the parties may agree upon.

(ggg)	“Escrow Agreement” shall have the meaning set forth in Section 1.3(b)(iii).

(hhh)	“Escrow Funds” shall have the meaning set forth in Section 1.8(a).

(iii)	“FDA” means the U.S. Food and Drug Administration.

(jjj)	“FDC Act” shall have the meaning set forth in Section 2.10.

(kkk)	“FICA” shall have the meaning set forth in Section 2.17(q).

(lll)	“First Revenue Payment” shall have the meaning set forth in Section 1.9(b)(i)(1).

(mmm)	“GAAP” means generally accepted accounting principles in the United States.

(nnn)	“GMP/QSR Regulations” shall have the meaning set forth in Section 2.10.

(ooo)	“Government Programs” shall have the meaning set forth in Section 2.12(a).

(ppp)	“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental or regulatory authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

(qqq)	“Group Health Plan” means any group health plan, as defined in Section 5000(b)(1) of the Code.

(rrr)	“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 as codified in the Code and ERISA.

(sss)	“HIPAA Portability Regulations” means the regulations issued by the Department of Treasury (Title 26, Part 54, of the Code of Federal Regulations) and the Department of Labor (Title 29, Part 2590, of the Code of Federal Regulations) pursuant to HIPAA, including the regulations governing pre-existing condition exclusions, special enrollment rights and non-discrimination on the basis of health status.”

(ttt)	“HIPAA Privacy, Security and“other Administrative Simplification Regulations” means the regulations (Title 45, Parts 160 through 164, of the Code of Federal Regulations) issued by the U.S. Department of Health and Human Services pursuant to HIPAA.

(uuu)	"Hospital CPT Code” means a current procedural terminology code with physician work values established via the AMA RBRVS (Resource Based Relative Value Scale) update committee process.

(vvv)	“Hospital CPT Code Milestone” shall mean (i) the AMA’s issuance of the Hospital CPT Code for the Product and (ii) Parent’s receipt of FDA approval and clearance to market the Product.

(www)	“Hospital CPT Code Milestone Payment” shall have the meaning set forth in Section 1.9(a)(i).

(xxx)	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(yyy)	“Indemnified Party” shall have the meaning set forth in Section 5.4(a).

(zzz)	“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

(aaaa)	“Information” shall have the meaning set forth in Section 4.1.

(bbbb)	“Initial Merger Consideration” shall have the meaning set forth in Section 1.8(a).

(cccc)	“Initial Payment” shall have the meaning set forth in Section 1.8(a).

(dddd)	“Intellectual Property” shall mean all rights in patents, patent applications, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works, technology, software, trade secrets, know-how, technical documentation, specifications, data and designs, other than off-the-shelf computer programs, used in or necessary to the conduct of the business of the Company.

(eeee)	"Intellectual Property Representations” shall have the meaning set forth in Section 5.1.

(ffff)	“IP Escrow Fund” shall have the meaning set forth in Section 5.6(b).

(gggg)	“Junior Company Securities” shall have the meaning set forth in Section 1.10(a).

(hhhh)	“Knowledge of the Company” or “Company’s Knowledge” means the knowledge actually possessed, or which, upon the exercise of reasonable due diligence could be possessed by Mike Gandy, Ed Luttich, Cheryl Shimek and Terry Spraker.

(iiii)	“Latest Balance Sheet” shall have the meaning set forth in Section 2.7(a).

(jjjj)	“Latest Financial Statements” shall have the meaning set forth in Section 2.7(a).

(kkkk)	“Letter of Intent” means the Preliminary Summary of Terms and Conditions, dated March 13, 2006, signed by the Company and Parent.

(llll)	“Liability” or “Liabilities” means any liabilities, obligations or claims of any kind whatsoever whether absolute, accrued or un-accrued, fixed or contingent, matured or un-matured, asserted or unasserted, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due, including without limitation any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Company’s income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date hereof, whether or not known, due or payable, whether or not the same is required to be accrued on the financial statements or is disclosed on the Disclosure Schedule.

(mmmm)	“Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance, adverse claim or charge of any kind in respect of such asset.

(nnnn)	"Loan Agreement” shall have the meaning set forth in Section 4.4.

(oooo)	“Material Adverse Effect” means, with respect to the Company or Parent, in either case as applicable, an individual or cumulative adverse change in or effect on the business, operations, working capital condition (financial or otherwise), assets, properties or liabilities of such party which (i) is reasonably expected to be materially adverse to the business, operations, properties, working capital condition (financial or otherwise), assets or liabilities of such party or its Subsidiaries taken as a whole; or (ii) would prevent such party from consummating the transactions contemplated hereby: provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse effect arising from or attributable or relating to (1) the announcement of any of the transactions contemplated by this Agreement, (2) the taking of any action required by this Agreement, or (3) the taking of any action by any party approved or consented to in writing by each of the other parties to this Agreement.

(pppp)	“Merger” shall have the meaning set forth in Section 1.1.

(qqqq)	“Merger Consideration” shall have the meaning set forth in Section 1.9.

(rrrr)	“Merger Subsidiary” shall have the meaning set forth in the first paragraph.

(ssss)	“Merger Subsidiary Common Stock” shall have the meaning set forth in Section 1.10(c).

(tttt)	“Milestone Payments” shall have the meaning set forth in Section 1.9(a)(iii).

(uuuu)	“Milestones” shall mean the Hospital CPT Code Milestone and the Office CPT Code Milestone.

(vvvv)	“Net Initial Merger Consideration” shall have the meaning set forth in Section 1.8(a).

(wwww)	“Net Sales” means Parent’s properly recognized consolidated aggregate net sales of the Products, calculated in accordance with GAAP consistently applied by Parent in accordance with its audited revenue recognition policies. Whenever a Product is sold as part of a Bundled Product, the “Net Sales” for the Product resulting from such sale of such Bundled Product shall be the product of (X) the net revenues reported by Parent or its Affiliate, whichever is applicable, for such Bundled Product multiplied by (Y) a fraction, the numerator of which is the per unit average selling price of such Product and the denominator of which is the sum of the aggregate per unit average selling prices of all products, including the Product, included in such Bundled Product.

(xxxx)	"Office CPT Code” means a current procedural terminology code that recognizes the site of service differential with appropriate payment for the office setting. Appropriate payment is defined as greater than or equal to $1,600.

(yyyy)	“Office CPT Code Milestone” shall mean (i) the AMA’s issuance of the Office CPT Code for the Product and (ii) Parent’s receipt of FDA approval and clearance to market the Product.

(zzzz)	“Office CPT Code Milestone Payment” shall have the meaning set forth in Section 1.9(a)(ii).

(aaaaa)	“Ordinary Course of Business” means any action taken by a Person that is (i) consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and (ii) not required to be specifically authorized by the Board of Directors of such Person (or by any Person or group of Persons exercising similar authority).

(bbbbb)	“Parent” shall have the meaning set forth in the first paragraph.

(ccccc)	“Parent Documents” shall have the meaning set forth in Section 3.2.

(ddddd)	“Payment Agent” means U.S. Bank National Association, or such other bank as the parties may agree upon.

(eeeee)	“Payment Agreement” shall have the meaning set forth in Section 1.3(b)(iv).

(fffff)	“PCBs” shall have the meaning set forth in Section 2.20(a).

(ggggg)	“Pension Plan” means an “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA.

(hhhhh)	“Permits” shall have the meaning set forth in Section 2.14.

(iiiii)	“Permitted Liens” means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings (and which contested Taxes are described on the Disclosure Schedule); (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the Ordinary Course of Business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; (iv) Liens and Encumbrances specifically identified in the Latest Balance Sheet; (v) Liens securing executory obligations under any lease that constitutes an “operating lease” under GAAP; and (vi) other Liens set forth on the Disclosure Schedule; provided, however, that, with respect to each of clauses (i) through (v), to the extent that any such Lien on any of the Company’s assets arose prior to the date of the Latest Balance Sheet and relates to, or secures the payment of, a Liability that is required to be accrued for under GAAP, such Lien shall not be a Permitted Lien unless all such Liabilities have been fully accrued or otherwise reflected on the Latest Balance Sheet.

Notwithstanding the foregoing, no Lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Benefit Plan sponsored by, maintained by or contributed to by the Company or any of its ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such Benefit Plan shall be a Permitted Lien.

(jjjjj)	“Person” means an individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization, including a Governmental Authority.

(kkkkk)	“Plan Affiliate” means, with respect to any Person, any Benefit Plan sponsored by, maintained by or contributed to by such Person, and with respect to any Benefit Plan, any Person sponsoring, maintaining or contributing to such plan or arrangement.

(lllll)	“Prior Divestiture” shall have the meaning set forth in Section 2.27.

(mmmmm)	“Proceedings” shall have the meaning set forth in Section 2.15.

(nnnnn)	“Product” or “Products” means the Solarant 2 System, which consists of: (i) a hand-held applicator used to apply RF energy and cooling to the tissue from inside the vagina; (ii) a console that generates RF energy, provides liquid coolant and cooling power, controls the Solarant 2 System through software and provides a user interface screen; and (iii) a urethral measurement assembly which is inserted into the urethra, to help correctly position the applicator relative to the individual patient’s anatomy.

(ooooo)	"Product Development Expenses” means all internal and external expenses incurred by Parent and its Affiliates related to research and development, clinical, regulatory, marketing and operation activities for the Product.

(ppppp)	“Product Liability Claim” shall have the meaning set forth in Section 2.25.

(qqqqq)	“Properties” means any real property owned or leased by or to the Company.

(rrrrr)	“Representatives” shall have the meaning set forth in Section 4.1.

(sssss)	“Revenue Calculation” shall have the meaning set forth in Section 1.9(b)(ii).

(ttttt)	“Revenue Payment Commencement Date” shall have the meaning set forth in Section 1.9(b).

(uuuuu)	“Revenue Payments” shall have the meaning set forth in Section 1.9(b)(i)(3).

(vvvvv)	“Scheduled Contracts” shall have the meaning set forth in Section 2.16(a).

(wwwww)	“Second Revenue Payment” shall have the meaning set forth in Section 1.9(b)(i)(2).

(xxxxx)	“Section 409A Benefit Plan” shall have the meaning set forth in Section 2.17(o).

(yyyyy)	“Securities Act” means the Securities Act of 1933, as amended.

(zzzzz)	“Senior Stock” shall have the meaning set forth in Section 1.10(b).

(aaaaaa)	“Series A-1 Stock” means the Series A-1 Preferred Stock, $.001 par value, of the Company.

(bbbbbb)	“Series A-2 Stock” means the Series A-2 Preferred Stock, $.001 par value, of the Company.

(cccccc)	“Series A-3 Stock” means the Series A-3 Preferred Stock, $.001 par value, of the Company.

(dddddd)	“Series B Stock” means the Series B Preferred Stock, $.001 par value, of the Company.

(eeeeee)	“Series C Stock” means the Series C Preferred Stock, $.001 par value, of the Company.

(ffffff)	“Series D Stock” means the Series D Preferred Stock, $.001 par value, of the Company.

(gggggg)	“Series E-1 Stock” means the Series E-1 Preferred Stock, $.001 par value, of the Company.

(hhhhhh)	“Series F-1 Stock” means the Series F-1 Preferred Stock, $.001 par value, of the Company.

(iiiiii)	“Series G-1 Stock” means the Series A-1 Preferred Stock, $.001 par value, of the Company.

(jjjjjj)	“Stockholder Expenses” mean expenses to be borne by the Stockholders pursuant to Section 8.3 or otherwise as authorized and approved by the Stockholders’ Representatives.

(kkkkkk)	“Stockholders” mean the Persons who hold of record immediately prior to the Effective Time shares of Company Common Stock or Company Preferred Stock.

(llllll)	“Stockholders’ Representative” shall have the meaning set forth in the first paragraph.

(mmmmmm)	“Subsidiary” or “Subsidiaries” mean each corporation or other legal entity as to which more than 50% of the outstanding equity securities having ordinary voting rights or power at the time of determination is being made is owned or controlled, directly or indirectly, by the Company.
(nnnnnn)	“Surviving Corporation” shall have the meaning set forth in Section 1.1.

(oooooo)	“Surviving Corporation Common Stock” shall have the meaning set forth in Section 1.10(c).

(pppppp)	“Tax” or “Taxes” means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax or occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax. The term Tax shall also include any Liability of the Company for the Taxes of any other Person under U.S. Treasury Regulations Section 1.1502-6 (or similar provisions of state, local or foreign law), as a transferee or successor by contract or otherwise.

(qqqqqq)	“Tax Return” means all returns, declarations, reports, estimates, forms, information returns and statements or other information required to be filed with respect to any Tax.

(rrrrrr)	“Terminated Employees” shall have the meaning set forth in Section 1.3(b)(xiii).

(ssssss)	“Third Party Claim” shall have the meaning set forth in Section 5.4(a).

(tttttt)	"Third Revenue Payment” shall have the meaning set forth in Section 1.9(b)(i)(3).

(uuuuuu)	“Transaction Expenses” means all fees and expenses incurred by or on behalf of the Company payable to a third party (including, without limitation, all legal, accounting, financial advisory, investment banking, consulting and all other fees and expenses of third parties) incurred in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby.

(vvvvvv)	“Unaudited Annual Financial Statements” shall have the meaning set forth in Section 2.7(a).

(wwwwww)	“Welfare Plan” means an “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA (including without limitation a plan excluded from coverage by Section 4 of ERISA).

(xxxxxx)	“Year One” shall have the meaning set forth in Section 1.9(b)(i)(1).

(yyyyyy)	“Year Three” shall have the meaning set forth in Section 1.9(b)(i)(3).

(zzzzzz)	“Year Two” shall have the meaning set forth in Section 1.9(b)(i)(2).

(aaaaaaa)	“Year Zero” shall have the meaning set forth in Section 1.9(b)(i)(1).
ARTICLE 8
MISCELLANEOUS
8.1	Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, two (2) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below and electronic confirmation is received; provided, however, that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above, or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to the Company after Closing or to the Parent or Merger Subsidiary:

To:	American Medical Systems, Inc.
10700 Bren Road West
Minnetonka, Minnesota 55343
Attn: Chief Executive Officer
Fax: (612) 930-6695

With a copy to:

Oppenheimer Wolff & Donnelly LLP
3300 Plaza VII
45 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Thomas A. Letscher, Esq.
Fax: (612) 607-7100
E-mail: TLetscher@Oppenheimer.com

If to the Stockholders’ Representative:

Warburg Pincus Equity Partners, L.P.
466 Lexington Ave
11th Floor
New York, NY 10017
Attn: Timothy Curt

Fax (212) 878-9361

With a copy to:

Cooley Godward LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Attn: James F. Fulton, Jr., Esq.
Fax: 650-849-7400
E-mail: fultonjf@cooley.com
          Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
8.2	Amendments; No Waivers.
(a)	Subject to Applicable Law, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)	No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
8.3	Expenses. All costs, fees and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense (which in the case of the Company, shall be deducted from the Merger Consideration). This Section 8.3 shall survive the termination of this Agreement.

8.4	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party.

8.5	Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

8.6	Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

8.7	Entire Agreement. This Agreement (including the Disclosure Schedule, all Exhibits and Schedules and all other agreements referred to herein or therein which are hereby incorporated by reference and the other agreements executed simultaneously herewith) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement, including, without limitation, the Letter of Intent. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

8.8	Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

8.9	Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

8.10	Construction. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

8.11	Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.12	Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Parent or Merger Subsidiary or employee or former employee of the Company or any Affiliate thereof (including any beneficiary or dependent thereof).
8.13	Appointment of Stockholders’ Representative; Enforcement of Rights, Benefits and Remedies.
(a)	By adopting this Agreement, the Stockholders hereby irrevocably constitute and appoint Kathleen Regan as the Stockholders’ Representative, effective as of the Effective Time, for the purpose of performing and consummating the transactions contemplated by this Agreement, the Escrow Agreement and the Payment Agreement. The appointment of such Stockholders’ Representative is coupled with an interest and all authority hereby conferred shall be irrevocable and such Stockholders’ Representative is hereby authorized and directed to perform and consummate all of the transactions contemplated by this Agreement. Not by way of limiting the authority of the Stockholders’ Representative, each and all of the Stockholders, by their adoption of this Agreement, for themselves and their respective heirs, executors, administrators, successors and assigns hereby authorize the Stockholders’ Representative to:
(i)	effect any amendment to this Agreement, the Payment Agreement or the Escrow Agreement which the Stockholders’ Representative deems necessary or desirable,

(ii)	execute and deliver on their behalf all documents and instruments which may be executed and delivered pursuant to this Agreement, the Payment Agreement or the Escrow Agreement, except that all stock powers and letters of transmittal with respect to the transfer of the Company Common Stock or Company Preferred Stock shall be personally executed by the Stockholders,

(iii)	make and receive notices and other communications pursuant to this Agreement, the Payment Agreement or the Escrow Agreement and service of process in any legal action or other proceeding arising out of or related to this Agreement, the Payment Agreement or the Escrow Agreement or any of the transactions hereunder or thereunder,

(iv)	settle any dispute, claim, action, suit or proceeding arising out of or related to this Agreement, the Payment Agreement or the Escrow Agreement or any of the transactions hereunder or thereunder, including, without limitation, the calculation of the Merger Consideration or the defense, settlement or compromise of any claim, action or proceeding for which Parent or Merger Subsidiary may be entitled to indemnification,

(v)	receive and distribute the Initial Merger Consideration, Contingent Merger Consideration and any Escrow Funds,

(vi)	appoint or provide for successor agents, and

(vii)	pay expenses incurred or which may be incurred by or on behalf of the Stockholders (and to be reimbursed by the Stockholders for their pro rata share of such expenses out of the sums held by the Escrow Agent pursuant to the Escrow Agreement) in connection with this Agreement, the Payment Agreement and the Escrow Agreement.
In the event of the death or disability of the Stockholders’ Representative, a majority of the remaining Stockholders shall promptly appoint a replacement. No person serving as the Stockholders’ Representative under this Agreement shall have any personal liability to any Stockholder or its permitted assigns with respect to any action taken, suffered or omitted by him hereunder as a Stockholders’ Representative while acting in good faith and in the absence of gross negligence or willful misconduct, and any act done, suffered or omitted pursuant to the advice of counsel shall be deemed hereunder to have been done in good faith, except to the extent that such person may have liability as a Stockholder hereunder. The Stockholders shall severally and not jointly indemnify the Stockholders’ Representative and hold him harmless against any loss, liability or expense incurred without bad faith or gross negligence on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of their duties hereunder.
(b)	Any claim, action, suit, or other proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to Stockholders under this Agreement, the Payment Agreement or the Escrow Agreement shall be asserted, brought, prosecuted or maintained only by the Stockholders’ Representative. With respect to any matter contemplated by this Section 11.13, the Stockholders shall be bound by any determination in favor of or against the Stockholders’ Representative or the terms of any settlement or release to which the Stockholders’ Representative shall become a party.

(c)	Any notice given the Stockholders’ Representative will constitute notice to each and all of the Stockholders at the time the notice is given to the Stockholders’ Representative. Any action taken by, or instruction received from, the Stockholders’ Representative will be deemed to be action be, or notice or instruction from, each and all of the Stockholders. Parent may, and the Escrow Agent will, disregard any notice or instruction received directly from any of the Stockholders other than the Stockholders’ Representative.

(d)	At any time during the term of the Escrow Agreement, holders of a majority in interest of the Escrow Funds can remove and replace the Stockholders’ Representative by sending notice and a copy of the written consent appointing such new individual or individuals signed by holders of a majority in interest of the Escrow Funds to Parent and the Escrow Agent.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:	AMERICAN MEDICAL SYSTEMS, INC.

By:

Name:
Title:

MERGER SUBSIDIARY:	XENON MERGER CORP.

By:

Name:
Title:

COMPANY:	SOLARANT MEDICAL, INC.
By:

Name:
Title:

STOCKHOLDERS’
REPRESENTATIVE:

By:

Name:
Title:
SIGNATURE PAGE
AGREEMENT AND PLAN OF MERGER

EXHIBIT INDEX

EXHIBIT A	Form of Certificate of Merger

EXHIBIT B	Form of Escrow Agreement

EXHIBIT C	Form of Payment Agreement

EXHIBIT D	Form of Opinion of Cooley Godward LLP

EXHIBIT E	Form of Opinion of Willkie Farr & Gallagher LLP

EXHIBIT F	Form of Opinion of Oppenheimer Wolff & Donnelly LLP

EXHIBIT G	Form of Letters of Resignation and Release of Claims

EXHIBIT H	Form of Consulting Agreement

EXHIBIT I	Form of Certificate of Incorporation of Merger Subsidiary

SCHEDULE 1.3(b)	Approvals, Consents, and Waivers of Third Parties

SCHEDULE 1.8(a)	Liabilities Excluded From Company Liabilities

SCHEDULE 1.8(b)	Distribution of Merger Consideration

SCHEDULE 1.8(c)	Closing Date Balance Sheet

(continued)

(continued)

(continued)

		Page
8.11	Cumulative Remedies	59
8.12	Third Party Beneficiaries	59
8.13	Appointment of Stockholders’ Representative; Enforcement of Rights, Benefits and Remedies	60